EXHIBIT 3

Annual Information Form

Sun Life Financial Inc.

For the Year Ended December 31, 2010

February 16, 2011

ANNUAL INFORMATION FORM 2010

Table of Contents

	Annual Information Form	Management’s Discussion & Analysis	Consolidated Financial Statements and Notes

Corporate Structure	4

General Development of the Business	5		14

Business of Sun Life Financial	6	4	2-6

Business Performance		5	2-6

Investments		45	17

Risk Management		52	26

Capital Structure	8	66	42

Dividends	11	69	4

Security Ratings	11

Transfer Agent and Registers	14

Directors and Executive Officers	15

Interests of Experts	19

Regulatory Matters	20

Risk Factors	29

Legal and Regulatory Proceedings	42	73

Additional Information	42

Appendices

A – Charter of Audit Committee	43

B – Policy Restricting the Use of External Auditors	46

Sun Life Financial Inc. | sunlife.com	1

ANNUAL INFORMATION FORM 2010

The following table provides a list of abbreviations frequently used throughout this document.

Abbreviation	Description	Abbreviation	Description

AIF	Annual Information Form	NAIC	National Association of Insurance Commissioners, United States
FSA	United Kingdom Financial Services Authority	OSFI	Office of the Superintendent of Financial Institutions, Canada
GAAP	Generally Accepted Accounting Principles	OSC	Ontario Securities Commission
IFRS	International Financial Reporting Standards	SEC	United States Securities and Exchange Commission
ISDA	International Swaps and Derivatives Association, Inc.	Sun Life Assurance	Sun Life Assurance Company of Canada
MCCSR	Minimum Continuing Capital and Surplus Requirements	SLF Inc.	Sun Life Financial Inc.
MD&A	Management’s Discussion & Analysis	Sun Life (U.S.)	Sun Life Assurance Company of Canada (U.S.)

Presentation of Information

In this AIF, SLF Inc. and its consolidated subsidiaries, significant equity investments and joint ventures are collectively referred to as “Sun Life Financial”, the “Company”, “we”, “us” or “our”.

Unless otherwise indicated, all information in this AIF is presented as at and for the year ended December 31, 2010, and amounts are expressed in Canadian dollars. Financial information is presented in accordance with Canadian GAAP and the accounting requirements of OSFI.

Documents Incorporated by Reference

The following documents are incorporated by reference in and form part of this AIF:

(i)	SLF Inc.’s MD&A for the year ended December 31, 2010, and

(ii)	SLF Inc.’s Consolidated Financial Statements and accompanying notes (“Consolidated Financial Statements”) for the year ended December 31, 2010.

These documents have been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

Forward-looking Information

Certain statements contained in this AIF, including those relating to the Company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” or similar expressions, are forward-looking information within the meaning of securities laws. Forward-looking information includes the information concerning possible or assumed future results of operations of the Company. These statements represent the Company’s expectations, estimates and projections regarding future events and are not historical facts. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Future results and stockholder value of SLF Inc. may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out under “Risk Factors” in this AIF and the factors detailed in its other filings with Canadian and U.S. securities regulators, including its annual and interim MD&A, and annual and interim financial statements.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, changes in

Sun Life Financial Inc. | sunlife.com	2

ANNUAL INFORMATION FORM 2010

legislation and regulations including capital requirements and tax laws; investment losses and defaults and changes to investment valuations; the performance of equity markets; the cost, effectiveness and availability of risk-mitigating hedging programs; losses relating to real estate investments; the creditworthiness of guarantors and counterparties to derivatives; changes and volatility in interest rates and credit/swap spreads; other market risks including movement in credit spreads; risks relating to product design and pricing; market conditions that adversely affect the Company’s capital position or its ability to raise capital; possible sustained economic downturn; regulatory investigations and proceedings and private legal proceedings and class actions relating to practices in the mutual fund, insurance, annuity and financial product distribution industries; risks related to market liquidity; downgrades in financial strength or credit ratings; the ability to attract and retain employees; risks relating to financial modelling errors; the performance of the Company’s investments and investment portfolios managed for clients such as segregated and mutual funds; the impact of mergers and acquisitions; insurance risks including mortality, morbidity, including the occurrence of natural or man-made disasters, pandemic diseases and acts of terrorism; adverse mortality and morbidity experience; uncertainty in the rate of mortality improvement; risks relating to policyholder behaviour; the inability to maintain strong distribution channels and risks relating to market conduct by intermediaries and agents; risks relating to operations in Asia including risks relating to joint ventures; the impact of competition; currency exchange rate fluctuations; business continuity risks; failure of information systems and Internet-enabled technology; breaches of computer security and privacy; dependence on third-party relationships including outsourcing arrangements; the impact of adverse results in the closed block of business; the potential for financial loss related to changes in the environment; the availability, cost and effectiveness of reinsurance; the ineffectiveness of risk management policies and procedures; the impact of higher-than-expected future expense cash flows; and the risks relating to the significant estimates and judgment in calculating taxes. The Company does not undertake any obligation to update or revise its forward-looking information to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

Sun Life Financial Inc. | sunlife.com	3

ANNUAL INFORMATION FORM 2010

Corporate Structure

SLF Inc. was incorporated under the Insurance Companies Act, Canada (“the Insurance Act”) on August 5, 1999, for the purpose of becoming the holding company of Sun Life Assurance following its demutualization.

Sun Life Assurance was incorporated in 1865 as a stock insurance company and was converted into a mutual insurance company in 1962. On March 22, 2000, Sun Life Assurance implemented a plan of demutualization under which it converted back to a stock company pursuant to Letters Patent of Conversion issued under the Insurance Act. Under its plan of demutualization, Sun Life Assurance became a wholly-owned subsidiary of SLF Inc.

The head and registered office of SLF Inc. is located at 150 King Street West, Toronto, Ontario, M5H 1J9.

Principal Subsidiaries and Significant Equity Investments

Sun Life Financial’s corporate structure as at December 31, 2010, including its principal direct and indirect subsidiaries and joint ventures, is shown below. Where a company is not a direct or indirect wholly owned subsidiary of SLF Inc. the following chart shows the percentage of voting securities that are beneficially owned or controlled by SLF Inc. Additional information on subsidiary and affiliate companies of SLF Inc. can be found in the Company’s 2010 Annual Report.

Sun Life Financial Inc. | sunlife.com	4

ANNUAL INFORMATION FORM 2010

General Development of the Business

Sun Life Financial is a leading international financial services organization, offering a diverse range of life and health insurance, savings, investment management, retirement, and pension products and services to both individual and corporate customers. We manage our operations and report our financial results in five business segments: Sun Life Financial Canada (“SLF Canada”), Sun Life Financial United States (“SLF U.S.”), MFS Investment Management (“MFS”), Sun Life Financial Asia (“SLF Asia”), and Corporate. The Corporate segment includes the operations of our United Kingdom business unit (“SLF U.K.”) and Corporate Support operations. Our Corporate Support operations includes our life reinsurance business, which we sold on December 31, 2010, and our run-off reinsurance business as well as investment income, expenses, capital and other items not allocated to other business segments.

The Company’s business segments and the business units in each of these segments are shown below.

Business Segment	Business Units

SLF Canada	Individual Insurance & Investments Group Benefits Group Wealth

SLF U.S.	Annuities Individual Insurance Employee Benefits Group

MFS Investment Management	-

SLF Asia	-

Corporate	SLF U.K. Corporate Support

Our business model is one of balance, as we strive to establish scale and scope in each of the diversified markets in which we choose to compete. Our model weighs the higher growth prospects of operations in emerging markets against the more established businesses in mature markets. In a similar way, our protection business balances the relatively more volatile wealth management business. It also ensures that our customers have access to complementary insurance, retirement and savings products that meet their specific needs at every stage of their lives. In response to the changing economic and regulatory landscape, we have increased our focus on product designs that provide greater flexibility around pricing and benefits, lower capital requirements and improved longer-term opportunities for sustainable profitable growth. The following table shows our products by business segment.

Products	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate
Individual life insurance	¢	¢		¢	¢

Individual health insurance	¢			¢

Individual annuity and savings	¢	¢		¢	¢

Group life and health	¢	¢		¢

Group pension and retirement	¢			¢

Mutual funds	¢		¢	¢

Asset management	¢	¢	¢	¢

Our focus on multi-channel distribution offers customers choices as to how and when they purchase products and access services.

Distribution Channels	SLF Canada	SLF U.S.	MFS	SLF Asia
Sun Life sales agents	¢			¢

Independent and managing general agents	¢	¢		¢

Financial intermediaries (e.g., brokers)	¢	¢	¢	¢

Banks		¢	¢	¢

Pension and benefit consultants	¢	¢	¢	¢

Direct sales (including Internet and telemarketing)	¢			¢

Sun Life Financial Inc. | sunlife.com	5

ANNUAL INFORMATION FORM 2010

Three Year History: Acquisitions, Disposals, and Other Developments

We assess our businesses and corporate strategies on an ongoing basis to ensure that we make optimal use of our capital and provide maximum shareholder value. The following summary outlines our major acquisitions and dispositions in the past three years. Additional information is provided in Note 3 to SLF Inc.’s 2010 Consolidated Financial Statements.

Disposition of CI Financial Income Fund

On December 12, 2008, we sold our 37% interest in CI Financial Income Fund to Bank of Nova Scotia for $2.2 billion. The proceeds included $1.55 billion in cash and the balance in common and preferred shares of Bank of Nova Scotia. An after-tax gain of $825 million was included in our 2008 financial results.

Acquisition of U.K. Business

On October 1, 2009, we acquired the United Kingdom operations of Lincoln National Corporation for $387 million. The acquisition increased Sun Life U.K.’s assets under management nearly 60% to $20 billion and doubled the number of policies in force to 1.1 million. The complementary operations of SLF U.K. and Lincoln National U.K. each held books of business in life insurance, pensions and annuities.

Sale of Reinsurance Business

On December 31, 2010, we completed the sale our life reinsurance business. The transaction is part of our strategy to deploy capital to parts of our business that can best achieve strong sustainable growth. The sale increased Sun Life Assurance’s MCCSR by 14 points, and did not have a material impact on net income in 2010.

Other Developments

On February 29, 2008, we sold Sun Life Retirement Services (U.S.), Inc., a 401(k) plan administration business in the United States. The sale had no material effect on the 2008 financial results.

On July 15, 2009, Sun Life Financial and CIMB Group received regulatory approval to form a joint venture to distribute our life, accident and health insurance products through the 600-plus retail branches of PT Bank CIMB Niaga in Indonesia.

On July 20, 2010, Sun Life Everbright Life Insurance Company Limited (“Sun Life Everbright”) was restructured as a domestic insurance company. Under the restructuring of our joint venture with China Everbright Group Company, additional strategic investors were introduced, which reduced our ownership in Sun Life Everbright from 50% to 24.99%.

On December 31, 2010, Sun Life Assurance entered into an external reinsurance agreement for the insured business in SLF Canada’s Group Benefits operations. The implementation of this agreement resulted in an increase in Sun Life Assurance’s MCCSR ratio by 12 points and had no impact on net income in 2010.

Business of Sun Life Financial

Information about our business and operating segments, our products and methods of distribution, risk management policies and investment activities, is included in SLF Inc.’s 2010 MD&A which is incorporated by reference in this AIF.

Protection and Wealth Businesses

The global financial services industry continues to evolve rapidly in response to demographic and economic trends. The aging of the population in developed markets is placing a greater demand on wealth accumulation products for working age employees, income distribution products for employees closer to retirement and wealth transfer vehicles for retirees. The aging of the population is also straining existing health care systems, as a larger portion of the population is expected to require health care services over a longer timeframe. Demand for products such as long-term care and critical illness insurance is growing as consumers turn to products that help ensure direct access to a range of health care services. Concern about the adequacy of public pension plans and employer funded retirement plans is continuing to provide growth in other financial vehicles that address baby boomers’ concerns about the need for adequate resources and safeguards against market volatility in retirement.

Sun Life Financial Inc. | sunlife.com	6

ANNUAL INFORMATION FORM 2010

In the emerging markets of Asia, demand for a wide variety of financial products, including protection, savings and investment vehicles is growing strongly driven by the rising affluence of consumers, further urbanization and regional demographic changes such as the aging population in China. Furthermore, these markets are expected to grow much faster than the industrialized countries as penetration rates there are much lower.

Competition

The markets in which Sun Life Financial engages are highly competitive. We are not only competing against other insurance companies, but also investment managers, mutual fund companies, banks, financial planners and other financial service providers. Frequently, competition is based on pricing, the ability to provide value-added services, financial strength and deliver excellence to both distributors and customers.

Increased competition has been a contributing factor to the global trend of consolidation within the financial services industry. As a result of consolidation in the Canadian insurance industry in the past decade, the three largest companies serve more than two-thirds of the Canadian insurance market. In the United States, the market is more fragmented and unsettled. With the ongoing economic weakness and changing regulations, the prospect for substantial industry consolidation remains uncertain as insurers re-focus their operations on strategically important businesses and divest non-core lines of business.

Seasonality

Certain lines of our business are subject to seasonal factors. In Canada, sales of investment products spike during the first quarter of the year due to a contribution deadline for Registered Retirement Savings Plan. Timing of sales campaigns also influences sales of individual products in Canada. In the U.S., the sales pattern of our group life and health business largely reflects the renewal timing of employee benefit plans of our corporate clients, many of which begin January 1st each year. This often results in higher sales in the fourth quarter. In India, the sales of individual products through our insurance joint venture usually peak in the first quarter of each year due to tax planning. Overall, the impact of seasonal trends is not material to Sun Life Financial.

Number of Employees

As at December 31, 2010, we had 14,755 full-time equivalent employees across our operations excluding joint ventures.

Business Segment	Employees
SLF Canada	5,472

SLF U.S.	3,082

MFS	1,654

SLF Asia	1,587

Corporate	2,960

Environmental Commitment

We are committed to the principle of sustainability in the conduct of our business, which means we meet present needs in a responsible manner without comprising the ability of future generations to meet their needs. This commitment, and the expectation that we strive to conduct business in a way that helps reduce our environmental footprint, is set out in our Code of Business Conduct which applies to all employees and directors. In 2008, we formed an International Sustainability Council composed of senior representatives from key functions across the organization with the mandate to review our current practices, examine benchmarks, establish targets, identify opportunities and recommend new policies and initiatives. The International Sustainability Council meets quarterly and reports progress to the Company’s senior executive management. Our sustainability initiatives focus on accelerating our move to cleaner, greener, socially-responsible practices in our business, from the way we manage our buildings and improve the environment in our offices, to introducing new methods of reducing paper in our dealings with customers, to investing in projects of environmental and social value including clean and renewable energy and social infrastructure projects such as hospitals, schools and roads.

Sun Life Financial Inc. | sunlife.com	7

ANNUAL INFORMATION FORM 2010

Capital Structure

General

SLF Inc.’s authorized capital consists of unlimited numbers of common shares (“Common Shares”), Class A Shares (“the Class A Preferred Shares”) and Class B Shares (“the Class B Preferred Shares”), each without nominal or par value.

The Class A Preferred Shares and Class B Preferred Shares may be issued in series as determined by SLF Inc.’s Board of Directors. The Board of Directors is authorized to fix the number, consideration per share, designation and rights and restrictions attached to each series of shares. The holders of Class A Preferred Shares and Class B Preferred Shares are not entitled to any voting rights except as described below or as otherwise provided by law. Additional information concerning SLF Inc.’s capital structure is included in SLF Inc.’s 2010 MD&A under the heading Capital and Liquidity Management and in Note 10 to SLF Inc.’s 2010 Consolidated Financial Statements.

Common Shares

Each Common Share is entitled to one vote at meetings of the shareholders of SLF Inc., except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.

Common Shares are entitled to receive dividends if and when declared by the Board of Directors. Dividends must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the Class A Preferred Shares and Class B Preferred Shares. Holders of Common Shares will participate in any distribution of the net assets of SLF Inc. upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Preferred Shares and Class B Preferred Shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the Common Shares.

On February 10, 2011, SLF Inc. had 574,448,184 common shares issued and outstanding, which are listed on the Toronto, New York and Philippines stock exchanges, under the ticker symbol “SLF”.

Class A Preferred Shares

The Class A Preferred Shares of each series rank on parity with the Class A Preferred Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class A Preferred Shares are entitled to preference over the Class B Preferred Shares, the Common Shares and any other shares ranking junior to the Class A Preferred Shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the Class A Preferred Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class A Preferred Shares held for that purpose.

The following table provides information on SLF Inc.’s issued and outstanding Class A Preferred Shares. These Class A Preferred Shares are listed on the Toronto Stock Exchange.

Class A Preferred Shares

Series	Number of Shares Issued	TSX (1) Ticker Symbol	Quarterly Dividend ($)	Early Redemption Date	Prospectus Date

Series 1	16,000,000	SLF.PR.A	0.296875	March 31, 2010	February 17, 2005

Series 2	13,000,000	SLF.PR.B	0.300000	September 30, 2010	July 8, 2005

Series 3	10,000,000	SLF.PR.C	0.278125	March 31, 2011	January 6, 2006

Series 4	12,000,000	SLF.PR.D	0.278125	December 31, 2011	October 2, 2006

Series 5	10,000,000	SLF.PR.E	0.281250	March 31, 2012	January 25, 2007

Series 6R	10,000,000	SLF.PR.F	0.375000	June 30, 2014	May 8, 2009

Series 8R	11,200.000	SLF.PR.G	0.271875	June 30, 2015	May 13, 2010

(1)  Toronto Stock Exchange (“TSX”)

The shares in each series of Class A Preferred Shares were issued for $25 per share and holders are entitled to receive the non-cumulative quarterly dividends outlined in the preceding table. Subject to regulatory approval, SLF Inc. may redeem these shares on or after the early redemption dates noted above, in whole or in part at a declining premium.

Sun Life Financial Inc. | sunlife.com	8

ANNUAL INFORMATION FORM 2010

Additional information concerning these shares is contained in the prospectus under which the shares were issued, which may be accessed at www.sedar.com.

Class B Preferred Shares

The Class B Preferred Shares of each series rank on a parity with the Class B Preferred Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class B Preferred Shares are entitled to preference over the Common Shares and any other shares ranking junior to the Class B Preferred Shares with respect to the payment of dividends and the return of capital, but are subordinate to the Class A Preferred Shares and any other shares ranking senior to the Class B Preferred Shares with respect to the payment of dividends and return of capital. The special rights and restrictions attaching to the Class B Preferred Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class B Preferred Shares held for that purpose. No Class B Preferred Shares have been issued.

Constraints on Shares

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of a demutualized insurance company or, when a holding company structure is used, its corporate holding body. Information on those restrictions can be found in this AIF under the heading Regulatory Matters – Canada – Restrictions on Ownership.

Market for Securities

The following tables set out the price range and trading volumes of SLF Inc.’s Common Shares and Class A Preferred Shares on the TSX during 2010:

Common Shares
	Price ($)			Trading volume
	High	Low	Close	(thousands)

January	33.15	30.33	31.23	24,765
February	32.07	29.60	30.00	25,423
March	33.46	29.85	32.67	35,831
April	33.14	29.76	29.87	27,396
May	31.21	28.00	30.27	40,427
June	31.14	27.62	27.96	36,218
July	29.40	25.88	28.92	31,107
August	29.47	23.58	25.04	42,356
September	28.11	25.24	26.92	40,319
October	28.97	26.28	28.86	24,899
November	29.71	27.63	27.70	35,470
December	30.77	27.75	30.11	29,108

    Class A Preferred Shares

	Series 1				Series 2
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	21.00	20.57	20.70	130	21.14	20.53	20.76	343
February	20.79	19.74	19.75	170	20.84	19.86	19.93	189
March	20.00	18.85	19.00	569	20.00	19.16	19.28	408
April	19.34	18.29	18.59	383	19.46	18.54	18.70	465
May	18.96	18.32	18.65	230	18.95	18.22	18.75	239
June	20.03	18.62	19.90	359	20.24	18.74	20.02	246
July	20.19	19.67	20.13	203	20.48	19.92	20.26	147
August	20.54	19.75	20.03	443	20.51	19.67	20.19	336
September	21.54	19.99	21.34	325	21.80	20.15	21.59	414
October	21.87	21.18	21.77	301	22.00	21.48	21.99	198
November	22.94	21.60	21.95	381	23.16	21.89	22.05	356
December	21.99	20.63	21.82	429	22.20	20.83	22.09	279

Sun Life Financial Inc. | sunlife.com	9

ANNUAL INFORMATION FORM 2010

	Series 3				Series 4
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	19.58	19.00	19.42	242	19.53	19.05	19.33	375
February	19.38	18.80	18.81	297	19.40	18.75	18.88	219
March	18.90	17.87	17.93	380	18.88	17.85	17.94	303
April	18.10	17.19	17.44	297	18.25	17.30	17.46	358
May	17.54	16.98	17.35	365	17.53	17.02	17.45	341
June	18.54	17.43	18.42	529	18.64	17.37	18.40	460
July	19.20	18.40	18.81	339	18.90	18.36	18.90	383
August	19.12	18.57	18.80	169	19.09	18.50	18.67	214
September	20.40	18.73	19.95	451	20.34	18.65	20.05	246
October	20.68	19.95	20.58	455	20.60	20.03	20.55	484
November	21.78	20.60	20.68	271	21.79	20.51	20.65	353
December	20.58	19.31	20.37	273	20.58	19.33	20.36	512

	Series 5				Series 6R
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	20.05	19.15	19.74	175	28.09	27.45	27.59	146
February	19.71	18.81	18.99	165	27.98	27.30	27.50	173
March	18.91	18.00	18.24	310	28.10	27.40	27.40	436
April	18.24	17.50	17.60	301	27.55	26.27	26.80	435
May	17.65	17.14	17.62	294	27.10	26.51	26.51	121
June	18.75	17.72	18.68	136	27.31	26.42	26.89	211
July	19.08	18.63	18.96	154	28.01	26.95	27.65	247
August	19.44	18.89	18.98	250	27.99	27.40	27.55	320
September	20.48	18.91	20.20	206	27.77	27.42	27.50	356
October	20.89	19.99	20.84	190	27.85	27.29	27.55	265
November	21.90	20.74	20.80	403	28.15	27.10	27.57	212
December	20.75	19.54	20.60	326	27.59	26.60	27.55	115

	Series 8R
	Price ($)			Trading volume
	High	Low	Close	(thousands)
January	-	-	-	-
February	-	-	-	-
March	-	-	-	-
April	-	-	-	-
May	24.75	24.35	24.50	807
June	25.05	24.26	25.00	462
July	26.50	24.95	25.59	503
August	25.79	25.25	25.40	271
September	26.45	25.40	25.65	338
October	26.10	25.21	25.40	241
November	26.50	25.35	25.70	296
December	26.02	24.95	26.02	202

Sales of Unlisted Securities

SLF Inc. has not issued any securities that are not listed or quoted on a marketplace since January 1, 2010.

Sun Life Financial Inc. | sunlife.com	10

ANNUAL INFORMATION FORM 2010

Dividends

The declaration, amount and payment of dividends by SLF Inc. is subject to the approval of its Board of Directors and is dependent on the Company’s results of operations, financial condition, cash requirements, regulatory and contractual restrictions and other factors considered by the Board of Directors.

The dividends declared by SLF Inc. in the three years ended December 31 are shown below.

	2010	2009	2008
Common Shares	$1.44	$1.44	$1.44
Class A Preferred Shares
Series 1	$1.187500	$1.187500	$1.187500
Series 2	$1.200000	$1.200000	$1.200000
Series 3	$1.112500	$1.112500	$1.112500
Series 4	$1.112500	$1.112500	$1.112500
Series 5	$1.125000	$1.125000	$1.125000
Series 6R	$1.500000	$0.921580	-
Series 8R	$0.653245	-	-

SLF Inc. is prohibited under the Insurance Act from declaring or paying a dividend on any of its issued shares if there are reasonable grounds for believing that it is, or the payment would cause it to be, in contravention of any regulation under the Insurance Act with respect to the maintenance of adequate capital and adequate and appropriate forms of liquidity, or any direction to SLF Inc. made by the Superintendent of Financial Institutions, Canada pursuant to subsection 515(3) of the Insurance Act regarding its capital or liquidity. As of the date hereof, these limitations would not restrict a payment of dividends on SLF Inc.’s shares, and no such direction to SLF Inc. has been made.

As a holding company, SLF Inc. depends primarily on the receipt of funds from its subsidiaries to pay shareholder dividends, interest and operating expenses. The source of these funds is primarily dividends and capital repayments that SLF Inc. receives from its subsidiaries. The inability of its subsidiaries to pay dividends or return capital in the future may materially impair SLF Inc.’s ability to pay dividends to shareholders or to meet its cash obligations. Additional information concerning legislation regulating the ability of SLF Inc.’s subsidiaries in Canada, the U.S. and the U.K. to pay dividends or return capital can be found in this AIF under the heading Regulatory Matters.

SLF Inc. and Sun Life Assurance have covenanted that, if a distribution is not paid when due on any outstanding Sun Life ExchangEable Capital Securities (“SLEECS”) issued by Sun Life Capital Trust and Sun Life Capital Trust II, Sun Life Assurance will not pay dividends on its Public Preferred Shares, if any are outstanding. If Sun Life Assurance does not have any Public Preferred Shares, then SLF Inc. will not pay dividends on its preferred shares or Common Shares, in each case, until the 12th month (in the case of the SLEECS issued by Sun Life Capital Trust) or six month (in the case of SLEECS issued by Sun Life Capital Trust II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of SLEECS. Public Preferred Shares means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200 million. Sun Life Assurance has not issued any shares that qualify as Public Preferred Shares as at the date of this AIF.

SLF Inc. may not declare or pay dividends on its Class A Preferred Shares if Sun Life Assurance’s MCCSR ratio, determined in accordance with OSFI requirements, is less than 120%.

Security Ratings

SLF Inc.’s Class A Preferred Shares, senior unsecured debentures, and subordinated unsecured debentures are rated by independent rating agencies. Security ratings assigned to securities by the rating agencies are not a recommendation to purchase, hold or sell these securities as such ratings do not comment as to market price or suitability for a particular investor. Security ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities.

Sun Life Financial Inc. | sunlife.com	11

ANNUAL INFORMATION FORM 2010

During the second quarter of 2010, Standard & Poor’s (“S&P”) downgraded the long term counterparty credit (debt) ratings on SLF Inc. from A+ (with negative outlook) to A (with negative outlook) based on weaker than expected operating earnings and expected future pressure on capital. At the same time, S&P lowered by one notch its security credit ratings on SLF Inc.’s senior and subordinated debentures and preferred shares. The table below provides the most recent security ratings for the Company.

Security Ratings
	DBRS[1]		S&P2		Moody’s3		Fitch[4]
	Rating	Rank[5]	Rating	Rank[5]	Rating	Rank	Rating	Rank[5]

Class A Preferred Shares	Pfd- 1(low)	1 of 6	P-2(high) /BBB+	2 of 8/ 3 of 9	Baa2	9 of 10	BBB[6]	9 of 10
Series 1 to 8R

Senior Unsecured Debentures	AA (low)	2 of 8	A	6 of 10	NR7		A-	7 of 10
Series A to D

Subordinated Unsecured Debentures	A(high)	3 of 8	A-	7 of 10	NR7		BBB+	8 of 10
Series 2007-1, Series 2008-1, Series 2008-2 and Series 2009-1

[1]	DBRS Limited
[2]	Standard & Poor’s, a division of McGraw-Hill Companies
[3]	Moody’s Investors Service has only provided a rating for SLF Inc.’s Class A Preferred Shares Series 2
[4]	We do not participate in Fitch’s rating process, or provide additional information to Fitch, beyond our available public disclosures
[5]	Rank represents security rating position in investment grade ratings scale
[6]

On January 29, 2010, Fitch Ratings downgraded over 200 preferred and hybrid capital instruments of issuers in the insurance sector; as part of this exercise SLF Inc.’s Class A Preferred Shares were downgraded one notch from BBB+ to BBB.

[7]	Not Rated

DBRS Limited (“DBRS”)

The DBRS long-term rating scale provides an opinion on the risk of default. That is, the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued. Ratings are based on quantitative and qualitative considerations relevant to the issuer, and the relative ranking of claims. DBRS rating scale consists of eight rating categories, and “high” and “low” designations indicate standing within the major rating categories.

The DBRS preferred share rating scale is used in the Canadian securities market and is meant to give an indication of the risk that a borrower will not fulfill its full obligations in a timely manner, with respect to both dividend and principal commitments.

Preferred shares rated Pfd-1, the highest of the six rating categories used by DBRS, are of superior credit quality and are supported by entities with strong earnings and balance sheet characteristics. Reference to “high” and “low” designations indicate standing within the major rating categories.

The AA rating category is the second highest of the eight rating categories used by DBRS. AA ratings, reflecting a superior credit quality, are assigned to issues when the capacity for the payment of financial obligations is considered high. Credit quality differs from AAA, the highest possible rating category, only to a small degree, and significant vulnerability to future events is unlikely. The A rating category is the third highest of the eight rating categories used by DBRS. A ratings, reflecting a good credit quality, are assigned to issues when the capacity for the payment of financial obligations is substantial, but of lesser credit quality than AA, and the issue may be vulnerable to future events, but qualifying negative factors are considered manageable.

Standard & Poor’s (“S&P”)

S&P has Canadian and global rating scales for preferred shares. A Standard & Poor’s preferred share rating on the Canadian scale is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific preferred share obligation issued in the Canadian market, relative to preferred shares issued by other issuers in the Canadian market. The Canadian scale rating is fully determined by the applicable global scale rating, and there are no additional analytical criteria associated with the determination of ratings on the Canadian scale. S&P presents an issuer’s preferred share ratings on both the global rating scale and on the Canadian national scale when listing the ratings for a particular issuer. The BBB rating category is the third highest of the nine categories used by S&P on its global preferred share scale. The P-2 rating category is the second highest of the eight categories used by S&P on its Canadian preferred share scale. S&P uses “high” and “low” designations to show relative standing within the major rating categories.

Sun Life Financial Inc. | sunlife.com	12

ANNUAL INFORMATION FORM 2010

The S&P rating scale for long-term debt is based on the likelihood of payment-capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation; and the protection afforded by, and the relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditor’s rights. An A rating indicates that the obligor’s capacity to meet its financial commitment is strong. S&P uses + or - designations to indicate the relative standing of securities within a particular rating category.

Moody’s Investors Service

Moody’s long-term obligation ratings are opinions of the relative credit risk of financial obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honoured as promised. Such ratings reflect both the likelihood of default and any financial loss suffered in the event of default. Obligations rated Baa are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

Fitch Ratings

Fitch’s credit ratings provide an opinion on the relative ability of an entity to meet financial commitments, such as interest, preferred dividends, repayment of principal, insurance claims or counterparty obligations. Fitch’s credit ratings do not directly address any risk other than credit risk. In particular, ratings do not deal with the risk of a market value loss on a rated security due to changes in interest rates, liquidity and other market considerations. The primary credit rating scales (those featuring the symbols AAA – D and F1 – D) are used for debt, preferred shares and financial strength ratings. An A rating denotes expectations of low default risk and the capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings. A BBB rating indicates that expectations of default risk are currently low and the capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity. The modifiers + or - may be appended to a rating to denote relative status within major rating categories.

Asset-backed Securities

Sun Life Financial has issued asset-backed securities in the past as part of its normal course of business. Details of Sun Life Financial’s asset securitization program are presented in SLF Inc.’s 2010 MD&A under the Capital and Liquidity Management section under the heading Asset Securitizations.

Sun Life Financial Inc. | sunlife.com	13

ANNUAL INFORMATION FORM 2010

Transfer Agents and Registrars

Common Shares

CIBC Mellon Trust Company is the principal Transfer Agent for SLF Inc’s common shares. The central securities register is maintained in Toronto, Ontario, Canada.

Transfer Agent

Canada	CIBC Mellon Trust Company P.O. Box 7010 Adelaide Street Postal Station Toronto, Ontario Canada M5C 2W9
Co-Transfer Agents

United States	BNY Mellon Shareowner Services 480 Washington Boulevard Jersey City, NJ 07310-1900 United States

United Kingdom	Capita Registrars The Registry 34 Beckenham Road Beckenham Kent BR3 4TU United Kingdom

Philippines	The Hongkong and Shanghai Banking Corporation Limited HSBC Stock Transfer 7/F, HSBC Centre 3058 Fifth Avenue West Bonifacio Global City Taguig City, 1634, Philippines

Hong Kong	Computershare Hong Kong Investor Services Limited 17M Floor, Hopewell Centre 183 Queen’s Road East Wanchai, Hong Kong

Preferred Shares and Debentures

CIBC Mellon Trust Company is the transfer agent for SLF Inc.’s Class A Preferred Shares, and CIBC Mellon Trust Company c/o BNY Trust Company of Canada is the trustee and the registrar for SLF Inc.’s senior unsecured debentures, Series A, B, C and D and its subordinated debentures, Series 2007-1, Series 2008-1, Series 2008-2 and Series 2009-1. The registers for those securities are maintained in Toronto, Ontario, Canada.

Sun Life Financial Inc. | sunlife.com	14

ANNUAL INFORMATION FORM 2010

Directors and Executive Officers

Board of Directors

At December 31, 2010, the Board of Directors of SLF Inc. had five standing committees: Audit Committee, Governance and Conduct Review Committee, Investment Oversight Committee, Management Resources Committee and Risk Review Committee.

The following table sets out the directors of SLF Inc. as of the date of this AIF and, for each director, the province or state and country of his or her residence, principal occupation, years as a director, and membership on board committees. The term of each director expires at the close of business of the Annual Meeting in 2011. Each director of SLF Inc. is an independent director as defined in the Company’s Director Independence Policy, except Mr. Stewart, the Chief Executive Officer of SLF Inc.

Name and Province/State and Country of Residence	Principal Occupation	Director Since	Board Committee Membership
William D. Anderson Ontario, Canada	Corporate Director	2010	Audit Risk Review
John H. Clappison Ontario, Canada	Corporate Director	2006	Audit Risk Review
David A. Ganong, CM New Brunswick, Canada	Chairman, Ganong Bros. Limited	2002	Audit Governance and Conduct Review
Martin J. G. Glynn British Columbia, Canada	Corporate Director	2010	Audit Investment Oversight
Krystyna T. Hoeg Ontario, Canada	Corporate Director	2002	Management Resources Risk Review
David W. Kerr Ontario, Canada	Managing Partner, Edper Financial Group	2004	Investment Oversight Management Resources
Idalene F. Kesner Indiana, USA	Associate Dean of Faculty and Research and Frank P. Popoff Chair of Strategic Management, Kelley School of Business, Indiana University	2002	Investment Oversight Management Resources
Mitchell M. Merin New Jersey, USA	Corporate Director	2007	Investment Oversight Management Resources
Bertin F. Nadeau Quebec, Canada	Chairman and Chief Executive Officer, GescoLynx Inc.	1999	Governance and Conduct Review Management Resources
Ronald W. Osborne Ontario, Canada	Chairman, SLF Inc. and Sun Life Assurance	1999	Governance and Conduct Review
Hon. Hugh D. Segal, CM Ontario, Canada	Senator, Government of Canada	2009	Governance and Conduct Review Investment Oversight
Donald A. Stewart Ontario, Canada	Chief Executive Officer, SLF Inc. and Sun Life Assurance	1999	None
James H. Sutcliffe London, England	Corporate Director	2009	Audit Risk Review

Each director of SLF Inc. has been engaged for more than five years in his or her present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he or she currently holds his or her principal occupation, except: Mr. Glynn, who prior to his retirement in December 2006, was Chief Executive Officer, HSBC Bank USA; Ms. Hoeg, who prior to February 2007, was President and Chief Executive Officer of Corby Distilleries Limited; Mr. Kerr, who prior to August 2006, was Chairman of Falconbridge Limited; Senator Segal, who was also President, Institute for Research on Public Policy prior to May 2006, and Mr. Sutcliffe, who prior to September 2008, was Group Chief Executive Officer of Old Mutual plc.

Except as disclosed below, no director of SLF Inc. is or has been, in the last 10 years, a director, chief executive officer or chief financial officer of a company that, while that person was acting in that capacity, (a) was the subject of a cease trade

Sun Life Financial Inc. | sunlife.com	15

ANNUAL INFORMATION FORM 2010

or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (b) was subject to an event that resulted, after that person ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days. No director of SLF Inc. is or has been, in the last 10 years, a director or executive officer of a company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets except for the following:

(i)	Mr. Kerr became a director of Canwest Global Communications Corp. in 2007. In October 2009, it filed for protection under the Companies’ Creditors Arrangement Act (“CCAA”) and filed for recognition and ancillary relief under Chapter 15 of the Bankruptcy Code in the United States. Mr. Kerr is no longer a director of Canwest Global Communications Corp.

(ii)	Professor Kesner was a director of Harriet & Henderson Yarns, Inc. until May 2003. In July 2003, it filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States.

(iii)	Mr. Ganong and Mr. Osborne were directors of Air Canada in April 2003, when it filed for protection under the CCAA. It successfully emerged from proceedings under the CCAA and was restructured according to a plan of arrangement in September 2004. Mr. Ganong and Mr. Osborne are no longer directors of Air Canada.

(iv)	Mr. Osborne was a director of Nortel Networks Corporation and Nortel Networks Limited (collectively known as Nortel) when the OSC issued a management cease trade order on April 10, 2006, prohibiting all directors, officers and certain other current and former employees of Nortel from trading its securities until two business days after receipt by the OSC of all filings required under Ontario securities laws. The OSC issued the order because Nortel needed to restate certain financial results and was delayed in filing some of its 2005 financial results. The order was revoked as of June 8, 2006. Mr. Osborne is no longer a director of Nortel.

Audit Committee

The responsibilities and duties of the Audit Committee are set out in its charter, a copy of which is attached as Appendix A.

The Board of Directors has determined that each member of its Audit Committee is independent as defined in the Company’s Director Independence Policy and is financially literate. In the board’s judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of the Company or the auditors of the Company that the member requires, the member is able to read and understand the consolidated financial statements of the Company to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

The members of the Audit Committee as of the date of this AIF and their qualifications and education are set out below.

John H. Clappison (Chairman) is a Chartered Accountant who joined the firm of Price Waterhouse in 1968. He became a Partner of the firm in 1980 and in 1990 became Managing Partner of the Greater Toronto Area office, a position he continued to hold after the merger of Price Waterhouse with Coopers & Lybrand to form PricewaterhouseCoopers in 1998, until he retired in December 2005. He was appointed a Fellow of the Institute of Chartered Accountants of Ontario in 1988. He has lectured on accounting practices at Ryerson University, the University of Toronto and the Institute of Chartered Accountants of Ontario School of Accountancy. Mr. Clappison joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in 2006. In May 2010 he was appointed Chairman of the Audit Committee. Mr. Clappison is a director and chairman of the audit committee of Cameco Corporation and Inmet Mining Corporation and a director and member of the audit committee of Rogers Communications Inc. Until February 15, 2011 Mr. Clappison was a trustee and chairman of the audit committee of Canadian Real Estate Investment Trust. He is director of Summit Energy Holdings LLP, a private company, a board member of the Canadian Foundation for Facial Plastic and Reconstructive Surgery and a trustee of the Shaw Festival Theatre Endowment Foundation and Roy Thomson Hall and Massey Hall Endowment Foundation. Mr. Clappison is a member of the Canadian Audit Committee Network.

William D. Anderson is a Chartered Accountant who joined BCE Inc, the global telecommunications company, in 1991. He held progressively senior positions including Chief Financial Officer of BCE Inc. from 1998 to 2001, President of BCE Ventures, the strategic investment unit of BCE Inc., from 2001 to 2005, and Chairman and Chief Executive Officer of Bell

Sun Life Financial Inc. | sunlife.com	16

ANNUAL INFORMATION FORM 2010

Canada International Inc. from 2000 to 2007. Prior to joining BCE, Mr. Anderson spent 17 years with the public accounting firm KPMG, where he was a partner for 11 years. He joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in May 2010. Mr. Anderson serves as chairman of Nordion Inc. (formerly MDS Inc.), a director and chairman of the audit and risk committee of TransAlta Corporation and a director and chairman of the audit and finance committee of Gildan Activewear Inc. He became a Fellow of the Institute of Corporate Directors in June 2010.

David A. Ganong is Chairman of Ganong Bros. Limited, a confectionery manufacturer. Prior to July 2008, he was President of Ganong Bros. Limited. Mr. Ganong joined the Board of Directors of SLF Inc. and Sun Life Assurance in 2002. He served on the Risk Review Committee and the Management Resources Committee from 2002 to 2009, and the Governance and Conduct Review Committee from 2002 to 2006. Mr. Ganong joined the Audit Committee and re-joined the Governance and Conduct Review Committee in 2009. Mr. Ganong was a director of Air Canada from 1988 until 2004 and a director of New Brunswick and Canada Railway from 1985 to 2004. He is a member of the Board of Governors of The University of New Brunswick, a Canadian representative on the North American Competitiveness Council and a director of the Canadian Council of Chief Executives.

Martin J. Glynn joined the HSBC group, an international banking and financial services organization, in 1982. He held progressively senior positions during his 24-year career at HSBC. Mr. Glynn became Chief Operating Officer of HSBC Bank Canada in 1997, following which he was President and Chief Executive Officer of HSBC Bank Canada from 1999 to 2003 and President and Chief Executive Officer, HSBC Bank USA from 2003 until his retirement in 2006. Mr. Glynn joined the Board of Directors, the Audit Committee and the Investment Oversight Committee of SLF Inc. and Sun Life Assurance in December 2010. In addition to serving as a director of HSBC Bank Canada from 1999 to 2006, Mr. Glynn was Chairman from 2004 to 2006. He was also a director of HSBC Bank USA from 2000 to 2006. Mr. Glynn is a director of Husky Energy Inc., was a member of the audit committee from 2000 to 2010 and served as the chairman of the audit committee from 2002 to 2005. He is also a director and chairman of the audit committee of Hathor Exploration Limited. Mr. Glynn is a director and member of the audit committee of VinaCapital Vietnam Opportunity Fund Limited and was chairman of the audit committee from 2008 to 2009. He is a director and member of the audit and risk committee of MF Global Holdings Ltd. Mr. Glynn is on the board of the VGH and UBC Hospital Foundation and The American Associates of the National Galleries of Scotland. Mr. Glynn has a Masters of Business Administration degree and was the Jarislowsky Fellow in Business Management, Haskayne School of Business, University of Calgary, from September 2009 to April 2010.

James H. Sutcliffe is a Fellow of the Institute of Actuaries. He joined Prudential plc, an international retail financial services group, in 1976. During his 21 year career at Prudential, he held progressively senior positions in actuarial and management functions until he became Chief Operating Officer, UK in 1992 following which he became Chief Executive Officer, UK Home Office from 1993 to 1995 and Chief Executive Officer, UK from 1995 to 1997. Mr. Sutcliffe was the Deputy Chairman of Liberty International in 1998 and 1999. In 2000 he joined Old Mutual plc, an international savings and wealth management company, where from 2001 until his retirement in 2008, he was a director and Group Chief Executive Officer. He also served as a director of Nedbank Group Limited, a public company and a subsidiary of Old Mutual plc, from 2001 to 2008. Mr. Sutcliffe joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in February 2009. In May 2010 he was appointed Chairman of the Risk Review Committee. He also serves on the board of directors of two of SLF Inc.’s subsidiaries in the United Kingdom and is Chairman of the risk and investment oversight committees and a member of the audit and compliance committees. Mr. Sutcliffe is the chairman of FxPro Financial Services Ltd., a director and a member of the audit committee and chairman of the remuneration committee of Lonmin plc, and a director and a member of the group audit and actuarial committee and the group risk committee of Liberty Holdings Limited. In June 2009, Mr. Sutcliffe was appointed as the Chairman of the UK Board for Actuarial Standards and as a director of the UK Financial Reporting Council. In September 2009, he was appointed as a Senior Advisor to the Global Financial Institutions Advisory Board of CVC Capital Partners. Mr. Sutcliffe is also a trustee of Buffelshoek Trust and Friends of Michael Sobell House, Mount Vernon Hospital in the United Kingdom.

SLF Inc.’s Board of Directors has determined that John H. Clappison is an audit committee financial expert as defined by the SEC. The SEC has indicated that the designation of a person as an audit committee financial expert does not make that person an “expert” for any purpose, or impose any duties, obligations or liabilities on that person that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Sun Life Financial Inc. | sunlife.com	17

ANNUAL INFORMATION FORM 2010

Executive Officers

The following table sets out the Company’s executive officers as at February 17, 2011.

Name	Province/State and Country of Residence	Position

Donald A. Stewart	Ontario, Canada	Chief Executive Officer

Dean A. Connor	Ontario, Canada	Chief Operating Officer

Claude A. Accum	Massachusetts, USA	Executive Vice-President, Actuarial and Risk Management

Thomas A. Bogart	Ontario, Canada	Executive Vice-President, Business Development & General Counsel

Kevin P. Dougherty	Ontario, Canada	President, SLF Canada and President, Sun Life Global Investments

Colm J. Freyne	Ontario, Canada	Executive Vice-President and Chief Financial Officer

Stephen C. Peacher	Massachusetts, USA	Executive Vice-President and Chief Investment Officer

Mark S. Saunders	Ontario, Canada	Executive Vice-President and Chief Information Officer

Michael P. Stramaglia	Ontario, Canada	Executive Vice-President and Chief Risk Officer

Westley V. Thompson	Connecticut, USA	President, SLF U.S.

Each executive officer of SLF Inc. has held his current position or other senior positions with the Company during the past five years with the following exceptions. Prior to September 2006, Mr. Connor was President, Americas, Mercer Human Resource Consulting. Prior to October 2009, Mr. Peacher was Managing Director, Head of Fixed Income and Liquidity Strategies at Columbia Management Group. Prior to March 2009, Mr. Saunders was Senior Technology Officer, Barclays Commercial Bank and prior to October 2006, he was Senior Vice President, Enterprise Infrastructure, BMO Financial Group. Prior to October 2008, Mr. Thompson was President, Employer Markets, Lincoln National Corporation and prior to April 2006 he was President and Chief Executive Officer, Lincoln Financial Distributors, Inc.

Jon A. Boscia was President, Sun Life Financial until December 31, 2010. Mr. Boscia will retire as an employee of the Company on March 11, 2011.

Code of Business Conduct

Our approach to business conduct is based on ethical behaviour, adhering to high business standards, integrity and respect. The Board of Directors sets the “tone from the top” and satisfies itself that senior management sustains a culture of integrity throughout the organization. The Board has adopted the Sun Life Financial Code of Business Conduct that applies to all directors, officers and employees. The Sun Life Financial Code of Business Conduct may be accessed on the Sun Life Financial website at www.sunlife.com. It has been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

The Governance and Conduct Review Committee reviews the effectiveness of, and compliance with, the Code of Business Conduct, reports on its review to the Board of Directors on an annual basis, and makes recommendations on amendments as required. No waivers of the Code for directors or executive officers have been granted.

Sun Life Financial Inc. | sunlife.com	18

ANNUAL INFORMATION FORM 2010

Shareholdings of Directors and Executive Officers

As at December 31, 2010, SLF Inc.’s directors and executive officers, as a group, owned, directly or indirectly, or had voting control or direction over 222,963 Common Shares of SLF Inc., or less than 1% of the total Common Shares outstanding.

Principal Accountant Fees and Services

The following table shows the fees related to services provided by the Company’s external auditors for the past two years.

	Year Ended December 31 ($ millions)
	2010	2009

Audit Services[1]	21.6	20.9
Audit-Related Services	2.2	3.1
Tax Services	0.4	-
Other Services	0.3	0.2

[1]	The 2009 amount has been adjusted to include $0.9 million in fees relating to fiscal 2009 audits. These fees could not be estimated at the date of the Company’s prior AIF.

Audit services relate to professional services rendered by the auditors for the audit of Sun Life Financial’s annual consolidated financial statements, the statements for our segregated funds as well as services related to statutory and regulatory filings.

Audit-related services include assurance and services related to performing the audit or reviewing the annual consolidated financial statements that were not part of audit services. These include internal control reviews, consulting on financial accounting and reporting standards not arising as part of the audit, CFA Institute verifications and employee benefit plan audits.

Tax services relate to tax compliance, tax advice and tax planning.

Other services relate to products and services other than audit, audit-related and tax as described above.

Policy for Approval of Auditor Services

SLF Inc. has established a policy requiring pre-approval of services provided by its external auditors, a copy of which is attached as Appendix B. All fees paid to SLF Inc.’s external auditors since the policy was established have been approved by the Audit Committee in accordance with the policy in effect at the relevant time.

None of the services provided by the Company’s external auditors described above were approved pursuant to the waiver of pre-approval provisions under SEC rules (paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X).

Interest of Experts

Deloitte & Touche LLP, Independent Registered Chartered Accountants and Licensed Public Accountants, are the external auditors of SLF Inc., and are independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Lesley Thomson, the Appointed Actuary of SLF Inc., has provided an opinion on the value of policy liabilities for SLF Inc.’s consolidated balance sheet as at December 31, 2010 and 2009 and the change in the consolidated statements of operations for the years then ended. Ms. Thomson owned beneficially, directly or indirectly, less than 1% of all outstanding securities or other property of SLF Inc. or its affiliates when she prepared that opinion, or after that opinion was prepared, and she does not expect to receive any such securities or other property in excess of that amount in the future.

Sun Life Financial Inc. | sunlife.com	19

ANNUAL INFORMATION FORM 2010

Regulatory Matters

Sun Life Financial is subject to regulation and supervision by government authorities in the jurisdictions in which it does business.

Canada

General

SLF Inc. is governed by the Insurance Act. OSFI administers the Insurance Act and supervises the activities of Sun Life Financial. SLF Inc. has all the powers and restrictions applicable to life insurance companies governed by the Insurance Act, which permits insurance companies to offer, directly or through subsidiaries or networking arrangements, a broad range of financial services, including:

•	banking services,

•	investment counselling and portfolio management,

•	mutual funds,

•	trust services,

•	real property brokerage and appraisal, and

•	merchant banking services.

The Insurance Act requires the filing of annual and other reports on the financial condition of insurance companies, provides for periodic examinations of insurance companies’ affairs, imposes restrictions on transactions with related parties, and sets out requirements governing certain aspects of insurance companies’ businesses.

OSFI supervises SLF Inc. on a consolidated basis to ensure that it has an overview of activities of SLF Inc. and its consolidated subsidiaries. This consolidated supervision includes the ability to review insurance and non-insurance activities conducted by subsidiaries of SLF Inc. and supervisory power to bring about corrective action.

Investment Powers

Under the Insurance Act, a life insurance company must maintain a prudent portfolio of investments, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and, in some cases, the need for regulatory approvals) limit the type of investments which Sun Life Financial can make in excess of 10% of the voting rights or 25% of the equity of any entity.

Capital and Surplus Requirements

OSFI has established guidelines which set out the framework within which the Superintendent of OSFI will assess whether regulated insurance holding companies and non-operating life companies (collectively, “Insurance Holding Companies”) are maintaining adequate capital. Under these guidelines, Insurance Holding Companies, such as SLF, and certain of their qualified foreign life insurance company subsidiaries (“significant foreign life subsidiaries”), are expected to manage their capital in a manner commensurate with their risk profile and control environments. Significant foreign life subsidiaries are not subject to the MCCSR rules, but are expected to comply with the capital adequacy requirements imposed in the foreign jurisdictions in which they operate. For the purposes of determining available capital, an Insurance Holding Company will deduct the capital of its significant foreign life subsidiaries and then add back any excess capital or deduct any capital deficit of these subsidiaries, based upon the capital adequacy rules of the jurisdictions in which those subsidiaries operate (see Regulatory Matters – United States). The Company’s principal operating life insurance company in the United States, Sun Life (U.S.), is qualified as a significant foreign life subsidiary.

Sun Life Assurance is subject to the MCCSR rules on a consolidated basis. The MCCSR calculation involves using qualifying models or applying quantitative factors to specific assets and liabilities, as well as to certain off-balance sheet items, based on the following risk components: (i) asset default risk, (ii) mortality, morbidity and lapse risk, (iii) changes in interest rate environment risk, (iv) segregated fund guarantee risk, (v) off-balance sheet activity exposure and (vi) foreign exchange risk. The total capital required is the sum of the capital required calculated for each of these six risk components. OSFI uses this total, in conjunction with the amount calculated as available capital, together with other considerations, in assessing the capital adequacy of Canadian life insurance companies. OSFI generally expects life insurance companies to maintain an MCCSR of 150% or greater.

Sun Life Financial Inc. | sunlife.com	20

ANNUAL INFORMATION FORM 2010

The principal elements used to calculate available capital for Insurance Holding Companies and for Canadian life insurance companies include common shares, contributed surplus, retained earnings, the participating account, accumulated currency translation account, unrealized gains and losses on available-for-sales equities, qualifying preferred shares, innovative capital instruments and subordinated debt, unamortized deferred realized gains not taken into account in the valuation of liabilities(1) and a portion of actuarial liabilities related to future policyholder terminal dividends. Funds raised by Insurance Holding Companies or Canadian life insurance companies through borrowing or issuing securities are treated as different categories of available capital, depending on the characteristics of the instrument issued.

Insurance Holding Companies and Canadian life insurance companies must then reduce the amount of their available capital by the aggregate of their goodwill and controlling interests in non-life financial corporations, non-controlling substantial investments in corporations, a portion of cash value deficiencies and credit taken on reserves on reinsurance ceded to unregistered reinsurers. OSFI may require that a higher amount of capital be available, taking into account factors such as operating experience and diversification of asset or insurance portfolios. OSFI may intervene and assume control of an Insurance Holding Company or a Canadian life insurance company if it deems the amount of available capital insufficient. Capital requirements may be adjusted by OSFI in the future as experience develops, the risk profile of Canadian life insurer’s changes, or to reflect other risks.

Sun Life Financial adopted IFRS as of January 1, 2011. The adoption of IFRS is expected to impact the level of available regulatory capital. The net impact to retained earnings from conversion to IFRS is recognized in available capital. OSFI’s Advisory on Conversion to International Financial Reporting Standards by Federally Regulated Entities allows companies to elect to phase-in the net impact on adjusted net Tier 1 capital and negative reserves from the conversion to IFRS on a straight-line basis over 8 quarters ending December 31, 2012. The impact of IFRS conversion on the MCCSR of Sun Life Assurance, our principal operating subsidiary, in the initial reporting period is not expected to be material as we have elected the phase-in provision.

In December 2010, OSFI issued guidelines for segregated fund capital requirements for business written on or after January 1, 2011. The existing capital requirements will continue to apply to business written prior to January 1, 2011 until a new approach is developed. OSFI expects the review of the new approach to take several years, likely into 2013.

Proposed Changes to OSFI Capital and Surplus Requirements

OSFI has stated that it is considering a number of changes to the insurance company capital rules, including new guidelines to establish stand-alone capital adequacy requirements for operating life insurance companies, such as Sun Life Assurance, and that would update OSFI’s regulatory guidance for non-operating insurance companies acting as holding companies, such as SLF Inc. In addition, it is expected that OSFI may align some insurance regulations with those that emerge for banks under the proposed new Basel Capital Accord. The outcome of these initiatives is uncertain and may impact our position relative to that of other Canadian and international financial institutions with which we compete for business and capital.

Restrictions on Dividends and Capital Transactions

The Insurance Act prohibits the declaration or payment of dividends on shares of an Insurance Holding Company or a Canadian life insurance company if there are reasonable grounds for believing the company does not have, or the payment of the dividend would cause the company not to have, adequate capital or liquidity.

The Insurance Act also prohibits the purchase for cancellation of shares issued by an Insurance Holding Company or a Canadian life insurance company or the redemption of redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company does not have, or the payment would cause the company not to have, adequate capital or liquidity. Further, any purchase for cancellation of any shares issued by an Insurance Holding Company or a Canadian life insurance company or the redemption of redeemable shares or similar capital transactions is prohibited without the prior approval of the Superintendent of OSFI.

(1) Under IFRS, unamortized deferred realized gains will be reclassified to retained earnings.

Sun Life Financial Inc. | sunlife.com	21

ANNUAL INFORMATION FORM 2010

Restrictions on Ownership

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of an insurance company. Pursuant to these restrictions:

•

No person is permitted to acquire any shares of SLF Inc. if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF Inc., without the prior approval of the Minister of Finance of Canada.

•

SLF Inc. is not permitted to record any transfer or issue of shares of SLF Inc. if the transfer or issue would cause the person to have a significant interest in SLF Inc., unless prior approval is obtained from the Minister of Finance of Canada.

•	No person who has a significant interest in SLF Inc. may exercise any voting rights attached to the shares held by that person, unless prior approval of the Minister of Finance of Canada is obtained.

A person has a significant interest in a class of shares where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares.

Under the Insurance Act, the Minister of Finance, Canada may approve only the acquisition of a significant interest of up to 30% of any class of non-voting shares and up to 20% of a class of voting shares, provided that the person acquiring those shares does not have direct or indirect influence over SLF Inc. that, if exercised, would result in that person having control in fact of SLF Inc. In addition, the Insurance Act prohibits life insurance companies, including SLF Inc., from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

SLF Inc. is required to continue to control, but not wholly own, Sun Life Assurance. Any shares of Sun Life Assurance that are not owned by SLF Inc. are required to meet the widely held criteria (no individual may own more than 10% of any class of shares without prior approval of the Minister of Finance, Canada). The 20% limit on voting share ownership and 30% limit on non-voting share ownership apply to the direct and indirect cumulative ownership of Sun Life Assurance, with the effect that no single investor will be able to use the holding company structure to exceed the ownership restrictions.

Appointed Actuary

In accordance with the Insurance Act, SLF Inc.’s Board of Directors has appointed a Fellow of the Canadian Institute of Actuaries as its “Appointed Actuary”. The Appointed Actuary must provide an opinion on:

•	the value of the Company’s consolidated policy liabilities as at the end of each period in accordance with accepted actuarial practices, including the selection of appropriate assumptions and methods,

•	whether the amount of policy liabilities makes appropriate provisions for all obligations to policyholders, and

•	whether the valuation of liabilities is fairly presented in the consolidated financial statements.

The Insurance Act requires that the Appointed Actuary meet with the Board of Directors or the Audit Committee at least once in each financial year to report, in accordance with accepted actuarial practice, on the Company’s financial position and its expected future financial condition. The Appointed Actuary must report to the Chief Executive Officer and the Chief Financial Officer of SLF Inc. any matters that, in the Appointed Actuary’s opinion, could have material adverse effects on the financial condition of SLF Inc.

Provincial/Territorial Insurance Regulation

Sun Life Financial is subject to provincial regulation and supervision in each province and territory in Canada in which it carries on business. Provincial insurance regulation is concerned primarily with the form of insurance contracts and the sale and marketing of insurance and annuity products, including the licensing and supervision of insurance producers. Individual variable insurance and annuity products and the underlying segregated funds to which they relate are subject to guidelines adopted by the Canadian Council of Insurance Regulators and incorporated by reference into provincial insurance regulations. These guidelines govern a number of matters relating to the sale of these products and the administration of the underlying segregated funds. We are licensed to carry on business in all provinces and territories in Canada.

Sun Life Financial Inc. | sunlife.com	22

ANNUAL INFORMATION FORM 2010

Privacy of Customer Information

Canadian federal, and some provincial, laws and regulations require financial institutions to protect the security and confidentiality of customer information. This includes financial institutions notifying customers about their policies and practices relating to their collection and disclosure of customer information and their policies to protect the security and confidentiality of that information. These laws also regulate disclosure of customer information.

Anti-Money Laundering Legislation

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Canada, contains measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This legislation and the associated regulations impose reporting, recordkeeping and “know your customer” obligations on SLF Inc. and certain of its subsidiaries.

Securities Laws

Certain of SLF Inc.’s subsidiaries in Canada, certain of their employees or sales representatives and certain of the products offered by these subsidiaries are registered with provincial and territorial securities commissions and are subject to regulation and supervision under securities laws in each of the provinces and territories of Canada.

United States

General Regulation at the State Level

In the United States, each state, the District of Columbia, and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. The primary regulator of an insurance company, however, is located in its state of domicile. Most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, the laws of the various states establish state insurance departments with broad administrative powers to approve policy forms and related materials and, for certain lines of insurance, approve rates, grant and revoke licenses to transact business, regulate trade practices, license agents, and require statutory financial statements. The primary purpose of such regulation by the state insurance departments is for the benefit of policyholders and consumers, rather than shareholders.

Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they are licensed, and their business and accounts are subject to examination by such regulators at any time. Regulators have authority to limit or prohibit the ability to issue new policies if, in their judgment, an insurer is not maintaining minimum statutory surplus or capital or if the further transaction of business would be detrimental to policyholders. As part of their oversight process, state insurance departments conduct detailed examinations periodically (generally every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. In addition to the market conduct component of the periodic examinations, states will on occasion perform market conduct reviews that may cover, among other things, content of disclosures, illustrations, advertising, sales practices and complaint handling. Examinations are sometimes conducted in cooperation with the departments of other states under guidelines published by the NAIC.

SLF Inc. does not carry on business and is not regulated as an insurance company in the United States but is the direct or indirect owner of the capital stock of Sun Life Assurance and several U.S. insurance subsidiaries that are regulated as insurance companies in the United States. U.S. regulated insurance companies generally are subject to the insurance holding company laws and regulations in the states in which they are domiciled (or deemed to be commercially domiciled). SLF Inc.’s U.S. insurance subsidiaries are domiciled in Connecticut, Delaware, New York, Rhode Island, Texas and Vermont. Michigan is Sun Life Assurance’s “state of entry” and it is treated as the state of domicile for Sun Life Assurance’s U.S. branch (“the U.S. Branch”) for purposes of the insurance holding company laws. As a special purpose financial captive insurance company, SLF Inc.’s Vermont insurance subsidiary is not subject to insurance holding company laws. Most states’ insurance holding company laws generally require each insurer that is domiciled therein and that is a member of a holding company system to register with the insurance regulatory authority of that state and, annually, to furnish those authorities with certain reports that include information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, under most states’ holding company laws, transactions within the holding company system to which the domestic insurer is a party must be fair and equitable and such insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Most states require prior regulatory approval of the change of control of the domestic insurer or an entity that controls the domestic insurer and prior notice or regulatory approval of certain intercompany transfers of assets or other material affiliate transactions to which a domestic insurer is a party.

Sun Life Financial Inc. | sunlife.com	23

ANNUAL INFORMATION FORM 2010

Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in the state.

The U.S Branch is licensed to transact business in every state in the United States (except New York, where it is an accredited reinsurer), the District of Columbia, Puerto Rico and the U.S. Virgin Islands. SLF Inc.’s U.S. insurance subsidiaries are, collectively, licensed to transact business in all states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

Restrictions on Dividends

The U.S. insurance holding company laws and regulations of various states regulate the amount of dividends that an insurance company may pay to its parent without prior regulatory approval. In addition, covenants in surplus notes issued by Sun Life (U.S.), SLF Inc.’s Delaware domestic insurance company, affect its ability to pay dividends by requiring it to maintain certain levels of surplus. SLF Inc.’s Vermont domestic captive insurance company is permitted by the Vermont Insurance Commissioner to pay dividends or distributions from its capital and surplus only to the extent that its total adjusted capital following the payment exceeds specified risk-based capital levels.

NAIC IRIS Ratios

The NAIC has developed a set of financial relationships or “tests” known as the Insurance Regulatory Information System (“IRIS”) to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that may require special attention or action by insurance regulatory authorities. A second set of confidential ratios, called the Financial Analysis Solvency Tracking System, is also used for monitoring. Insurance companies generally submit data to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. Generally, if four or more of an insurance company’s ratios fall outside the usual ranges, regulators will begin to investigate or monitor the company. Regulators have the authority to impose remedies with various degrees of supervision, ranging from increased monitoring to certain business limitations. For the 12 months ended December 31, 2009, the most recent period for which results are available, the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries were within the usual ranges for most of the IRIS ratios. The ratios which were outside the usual ranges did not indicate any adverse solvency issues.

Risk-based Capital (“RBC”) Requirements

All states have RBC requirements for insurance companies. The NAIC RBC system was created to provide a capital adequacy standard that is related to risk, raises a safety net for insurers, is uniform among the states, and provides regulatory authority for timely action. A separate RBC formula exists for each of the primary insurance types. The formula focuses on the material risks that are common for the particular insurance type. For life insurance, the formula considers asset risk, insurance risk, interest rate risk, and business risks, among others, by applying factors to various amounts presented in the company’s statutory financial statements. For the year ended December 31, 2010, the RBC for the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries exceeded the levels under which any remedial or regulatory action would be required.

Statutory Investment and Other Valuation Reserves

Under NAIC rules, life insurance companies must maintain an asset valuation reserve (“AVR”). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of Canadian GAAP and therefore have no impact on SLF Inc.’s reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may affect the ability of a U.S. life insurance subsidiary to pay dividends or other distributions to its parent and also may affect the amounts required to be maintained in trust by the U.S. Branch (see discussion below under Minimum Statutory Surplus and Capital). The size of the AVR, which is a provision for potential asset credit defaults, will depend upon future composition and results of the investment portfolios of the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries.

Michigan insurance law and the laws of several other states require life insurance companies to analyze the adequacy of their reserves annually. The appointed actuary for the U.S. Branch must submit an opinion that such reserves, when considered in light of the assets held with respect to those reserves, make adequate provision for the U.S. Branch’s associated contractual obligations and related expenses. The appointed actuary for each of the U.S. life insurance subsidiaries is required to submit a similar annual opinion. If such opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus.

Sun Life Financial Inc. | sunlife.com	24

ANNUAL INFORMATION FORM 2010

The move toward a principles-based approach for determining reserves and regulatory minimum capital for life and variable annuity business continues in the United States. This approach uses more sophisticated model-based approaches that capture the wide range of risks in insurance products instead of static ratios and formulas for determining solvency requirements. The NAIC Variable Annuity Commissioners Annuity Reserve Valuation Method (“VACARVM”) is a principles-based reserve standard designed to improve statutory reserving for variable annuity products with guaranteed death and living benefits. VACARVM was effective December 31, 2009. The U.S. life insurance industry and the NAIC continue to consider policy and practical issues related to principles-based regulation as well as the expansion of such regulation to other lines of business.

RBC for residential mortgage-backed securities and commercial mortgage-backed securities are determined using a financial model instead of credit ratings pursuant to an NAIC proposal first adopted for year-end 2009 reporting purposes. The process relies on proprietary models developed by outside vendors selected by the NAIC. While use of the model resulted in a modest adverse impact on the RBC ratios for the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries, their RBC ratios as of December 31, 2010 continued to exceed the levels under which any regulatory or corrective action would be required.

Minimum Statutory Surplus and Capital

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are required to have minimum statutory surplus and capital of various amounts, depending on the state(s) in which they are licensed and the types of business that they transact.

The U.S. Branch, as the branch of an alien insurer, is required to maintain a certain amount of assets in trust with a financial institution acceptable to the Commissioner of Michigan’s Office of Financial and Insurance Regulation (“Michigan Commissioner”) in an amount at all times at least equal to the sum of the U.S. Branch’s reserves and other liabilities, the minimum required capital and surplus and any additional amounts considered necessary by the Michigan Commissioner to cover the U.S. Branch’s liabilities, plus a portion of its surplus in the United States. Generally, these assets are available only to meet obligations of Sun Life Assurance to its U.S. policyholders, claimants and other U.S. Branch creditors. Amendments to the trust agreement must be approved by the Michigan Commissioner. As at December 31, 2010, the U.S. Branch had assets in trust in excess of Michigan’s requirements.

Regulation of Investments

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below-investment-grade fixed income securities, equity real estate, foreign investments and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limits to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments.

Insurance Guaranty Assessments

All states, the District of Columbia and Puerto Rico require insurers to participate in the local insurance guaranty association. The associations may levy assessments for policyholder losses incurred by impaired or insolvent insurers. Generally, assessments up to certain prescribed limits are based upon the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. A large part of the assessments paid by SLF Inc.’s U.S. insurance subsidiaries pursuant to these laws may be used as credits for a portion of its U.S. premium taxes.

NAIC Solvency Modernization Initiative

The NAIC has undertaken a “Solvency Modernization Initiative” (“SMI”) to examine the U.S. insurance solvency regulation framework. The SMI is focused on five solvency areas: capital requirements, international accounting, insurance valuation, reinsurance and group regulatory issues. The SMI may result in the adoption of changes to the framework in those areas that could, if subsequently adopted by the states, have an adverse impact on the Company by, for example, mandating higher levels of required capital for SLF Inc.’s U.S. life insurance subsidiaries. The SMI is not expected to be completed for some time, however, and the outcome of the initiative is uncertain. Nevertheless, the SMI has the potential to significantly affect the regulatory regime applicable to SLF Inc.’s U.S. life insurers in the coming years.

Sun Life Financial Inc. | sunlife.com	25

ANNUAL INFORMATION FORM 2010

General Regulation of Insurance at the Federal Level

Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas affect the insurance business, including pension regulation, age and sex discrimination, investment company regulation, financial services regulation and federal taxation. For example, the U.S. Congress has, from time to time, considered legislation related to the deferral of taxation on the accretion of value within certain annuities and life insurance products, limitations on antitrust immunity, the alteration of the federal income tax structure and the availability of 401(k) or individual retirement accounts.

Federal financial services reform legislation, The Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), was signed into law in July, 2010. Until further rulemaking and mandated studies occur as required by the legislation, its full impact on the life insurance industry cannot be determined. However, there are several aspects of the legislation that could adversely affect our operations.

The Dodd-Frank Act mandates the federal regulation of derivatives markets. It includes requirements for centralized clearing of certain derivatives and establishes new regulatory authority for the SEC and the U.S. Commodity Futures Trading Commission (“CFTC”) over derivatives. It is unclear at this time the extent to which the Company will be subject to clearing and margin requirements. To the extent that the final regulations apply to the Company’s activities, the cost of hedging and related activities undertaken by the Company may increase.

The Dodd-Frank Act establishes a new federal council of financial regulators, the Financial Stability Oversight Council (“Council”), which is charged with identifying risks to the financial stability of the U.S. financial markets, promoting market discipline, and responding to emerging threats to the stability of the U.S. financial markets. The Council is empowered to make recommendations to primary financial regulatory agencies regarding the application of new or heightened standards and safeguards for financial activities or practices, and certain participation in such activities, that threaten the stability of the U.S. financial markets. In addition, the Council is authorized to determine whether an insurance company is systematically significant and to recommend that it should be subject to prudential supervision by the Board of Governors of the Federal Reserve System.

The Dodd-Frank Act also establishes a Federal Insurance Office (“FIO”) in the U.S. Department of Treasury. While the FIO was not granted general supervisory authority over the insurance industry, it is authorized, among other things, to monitor and collect data on the insurance industry, recommend changes to the state system of insurance regulation to the U.S. Congress, and pre-empt state insurance laws that conflict with certain international agreements relating to the business of insurance or reinsurance to which the U.S. government is a party.

Many of the requirements of the Dodd-Frank Act are subject to further study and most will be subject to implementing regulations over the course of several years. Accordingly, the outcome of these matters is uncertain and could result in more stringent capital, liquidity and leverage requirements, increased compliance costs, or otherwise adversely affect Sun Life Financial’s business.

The Foreign Account Tax Compliance Act was enacted in the U.S. in 2010 and imposes new reporting and withholding requirements for deemed foreign financial institutions on foreign source income attributable to U.S. accounts. The legislation is generally effective on January 1, 2013, and while this will not impose any additional taxes on the Company, the reporting requirements will necessitate changes to our front-end product origination procedures as well as technology enhancements to capture the required data to be reported to the Internal Revenue Service.

Other federal legislation, the USA PATRIOT Act of 2001 (“PATRIOT Act”), applies to financial institutions. The PATRIOT Act, among other things, seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism, money laundering or other illegal activities applicable to the insurance industry. Regulations applicable to the insurance industry require insurance companies issuing “covered products” to implement anti-money laundering programs and file suspicious activity reports with the U.S. Treasury Department. Sun Life Assurance and SLF Inc.’s U.S. insurance subsidiaries that issue covered products and broker-dealer subsidiaries have implemented anti-money laundering programs to comply with the PATRIOT Act regulations and with the Office of Foreign Assets Control requirements with respect to anti-terrorist financing.

The Internal Revenue Service (“IRS”) has announced its intention to issue regulations with respect to the computation of the dividends-received deduction (“DRD”) on separate account assets held in connection with variable annuity contracts. If enacted, these could result in the elimination of some or all of the separate account DRD tax benefit that the Company ultimately receives. Any regulations that the IRS proposes to issue on this matter will be subject to public comment before they are finalized. The timing, substance and effective date of the new regulations are unknown.

Sun Life Financial Inc. | sunlife.com	26

ANNUAL INFORMATION FORM 2010

Privacy of Customer Information

U.S. federal and state laws require financial institutions, including insurers, to protect the security and confidentiality of customer information and to notify customers about the institution’s policies and practices relating to its collection, use, and disclosure of customer information and its policies that protect the security and confidentiality of that information. U.S. federal and state laws also regulate disclosure of customer information. The U.S. Congress and state legislatures are considering additional laws and regulations to further protect customer information.

Securities Laws

Certain subsidiaries of SLF Inc. and certain contracts, policies and funds offered or managed by these subsidiaries are subject to regulation under U.S. federal securities laws administered by the SEC and under certain state securities laws.

Several of SLF Inc.’s U.S. subsidiaries issue products, such as variable annuity contracts and variable life insurance policies, which are registered with the SEC as investment companies under the Investment Company Act of 1940, as amended (“1940 Act”) and the Securities Act of 1933, as amended (“Securities Act”). Certain of SLF Inc.’s U.S. subsidiaries provide investment management services to other affiliates, such as the MFS funds, which similarly are registered as investment companies under the 1940 Act and the Securities Act. The 1940 Act and the Securities Act impose various obligations on registered investment companies, including disclosure, operational, recordkeeping and reporting requirements and, in the case of the 1940 Act, prohibitions on certain transactions with affiliates.

To the extent that variable annuities, variable life insurance or any other products are deemed to be securities under U.S. federal or state securities laws, they are qualified for sale as needed in certain states in the United States and the District of Columbia. Marketing and sales of securities products are subject to the Securities Exchange Act of 1934, as amended (“1934 Act”), and regulations promulgated by the Financial Industry Regulatory Authority.

The investment management activities of SLF Inc.’s U.S. subsidiaries are subject to federal and state laws and regulations in the jurisdictions where they conduct business. MFS and certain of SLF Inc.’s other U.S. subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940, as amended, which imposes various obligations on registered investment advisers, including fiduciary duties, disclosure, operational, recordkeeping and reporting requirements.

Registered investment companies and investment advisers are regulated by and subject to examination by the SEC. The SEC is authorized to institute proceedings and impose sanctions for violations of the U.S. federal securities laws. Failure to comply with applicable securities laws could subject SLF Inc.’s investment advisory subsidiaries to a range of regulatory sanctions, including censure, limitations on the registrant’s activities, and termination of registration, and could subject its registered investment companies to a cessation of sales or rescission of securities sold.

Sun Life (U.S.) files periodic reports with the SEC under the 1934 Act. Certain of SLF Inc.’s U.S. subsidiaries are registered as broker-dealers under the 1934 Act and are subject, for example, to the SEC’s net capital rules, and are members of, and subject to regulation by, the Financial Industry Regulatory Authority. Certain other U.S. subsidiaries of SLF Inc. are registered as transfer agents under the Exchange Act.

United Kingdom

Insurance Regulation

SLF Inc. does not carry on business and is not regulated as an insurance company in the United Kingdom but is the indirect owner of the capital stock of several U.K. insurance subsidiaries that are regulated by the FSA. SLF Inc.’s U.K. life insurance subsidiaries, Sun Life Assurance Company of Canada (U.K.) Limited (“SLOC UK”) and SLFC Assurance (UK) Limited (“SLFC UK”; formerly Lincoln Assurance Limited) carry on certain regulated activities in the United Kingdom in relation to long-term contracts of insurance and are authorized and regulated under the Financial Services and Markets Act 2000 (“FSM Act”) by the FSA. SLOC UK and SLFC UK are required to conduct their business in accordance with the senior management arrangements, systems and controls, prudential and conduct of business rules and guidance set out in the FSA Handbook of Rules and Guidance (“FSA Handbook”). Under these requirements, SLOC UK and SLFC UK must maintain systems, procedures and controls appropriate to the nature, scale and complexity of their business, to conduct their business with due regard to the interests of their customers and to treat them fairly. They are also required to file financial statements and other information with the FSA on an annual or semi-annual basis. The regulatory requirements determined at the European Union level are also enacted in the United Kingdom. As a member of the European Union, the United Kingdom is subject to European regulation and a number of relevant European Commission

Sun Life Financial Inc. | sunlife.com	27

ANNUAL INFORMATION FORM 2010

Directives that have been published. SLOC UK and SLFC UK are also required to comply with the conduct of business standards of the Irish Financial Services Regulatory Authority in respect of the Company’s book of Irish policies.

Long-term Assets and Liabilities

In accordance with the rules set out in the FSA Handbook, each of SLOC UK and SLFC UK are required to maintain a separate account and records in respect of its long-term insurance business and to apply the assets and liabilities attributable to its long-term insurance business to a long-term insurance fund, separate from the assets and liabilities attributable to their non-life insurance business, if any, or to shareholders. Within their respective long-term insurance funds, each of SLOC UK and SLFC UK maintain separate sub-funds in respect of assets and liabilities attributable to its participating insurance business and to its non-participating insurance business. The FSA rules impose restrictions on SLOC UK and SLFC UK from applying assets attributable to their long-term insurance businesses for purposes other than their long-term businesses.

Capital Resources Requirements

SLOC UK and SLFC UK must satisfy the capital resource requirements under the FSA Handbook which require insurers to meet the higher of two capital adequacy standards. The first is the long-term insurance capital requirement, which is prescriptive and based on European Commission minimum solvency requirements. The second is the individual capital adequacy framework, which requires each insurer to self-assess what an appropriate amount of capital would be for its business to hold, taking into account the various risks that the insurer faces. The FSA reviews this self-assessment and gives the insurance company individual capital guidance (i.e. the amount of any additional capital the FSA believes the company should hold), where appropriate.

Failure to maintain adequate capital resources is one of the grounds on which the FSA may exercise its wide powers of intervention provided for in the FSM Act. On December 31, 2010, SLOC UK and SLFC UK exceeded their minimum capital requirements in the United Kingdom.

Restrictions on Dividends and Capital Transactions

SLOC UK and SLFC UK are subject to the provisions of the Companies Act 2006 governing the payment of dividends, which prevent any distribution by a company except out of profits available for this purpose. In addition, they are prohibited from transferring any assets maintained in their accounts for participating policies to their shareholders and can only pay dividends out of non-participating surplus once this has been transferred from their long-term fund to their shareholders’ fund after the annual valuation.

Financial Ombudsman Service

SLOC UK and SLFC UK are subject to the jurisdiction of The Financial Ombudsman Service which provides consumers with a free, independent service to enable disputes with financial firms to be resolved. The ombudsman is empowered to order firms to pay fair compensation for loss and damage and may order a firm to take such steps as the ombudsman determines to be just and appropriate in order to remedy a complaint. The Financial Ombudsman Service is funded by levies and case fees payable by businesses covered by the ombudsman.

Financial Services Compensation Scheme

The Financial Services Compensation Scheme (“FSCS”) established under the FSM Act provides for the protection of certain individual financial services customers in the United Kingdom who may be affected by the inability of financial services companies, including insurance companies, who carry on regulated business in the United Kingdom to meet their liabilities. The FSCS is funded by statutory levies on authorized and regulated companies.

Intervention

The FSA has extensive powers to intervene in the affairs of an authorized insurance company. These include the power to fine the insurance company and to vary or cancel its permission to carry on regulated activities in the United Kingdom, to request information or documents, to investigate the business of the insurance company and to require the company to take appropriate actions to satisfy required threshold conditions for authorization. In addition, the FSA operates its Approved Persons regime under which individuals must be approved by the FSA in order to perform certain defined functions for an insurance company. These approved persons are required to adhere to specific principles of behaviour and may be subject to a range of censures for breaches of these principles.

Sun Life Financial Inc. | sunlife.com	28

ANNUAL INFORMATION FORM 2010

Regulatory Methodology

The FSA has adopted a risk and principles based regulatory methodology. Its focus is towards the outcomes achieved by firms and individuals, rather than primarily applying a prescriptive, rules-based regime to regulate processes. The FSA has highlighted that, as part of outcomes focussed regulation, the FSA wishes to work more closely with firms, particularly as strategic initiatives are announced, to fully work through the implications of any such changes and challenge management’s thinking at an early stage to ensure the correct regulatory outcomes. Treating Customers Fairly continues to be a major focus of the FSA’s regulatory reviews. There are three current major future reform proposals being considered. First, the European Union’s Solvency II Directive will implement a far reaching change to insurance companies’ regulatory framework. The intention is to replace the existing solvency regime and enable the adoption of firm-specific and risk-based solvency requirements to better reflect the risks that companies face. This implementation will also focus on the governance and control standards achieved by firms. The Solvency II focus on governance, often addressed through the establishment of Board risk committees and the appointment of Chief Risk Officers, is aligned to continuing FSA prioritisation of this subject. Solvency II will also amend the current supervisory system so that it is consistently implemented across all member states. The rules for Solvency II are being drafted and it is expected that formalised Solvency II reporting will take effect in 2013. Second, the FSA will implement the outcomes from its Retail Distribution Review by 2012. This review will implement measures that ensure that commission-based remuneration for advisors is replaced by remuneration for their services that is agreed with individual customers. This will impact the strategies of distributor and provider firms. Finally, the regulatory system in the UK will be substantially reformed to reallocate the FSA’s powers and duties to new agencies. This process is expected to take effect in 2012

Group Supervision under Solvency II

Solvency II includes a group supervision and solvency regime that not only applies to groups wholly operating within the European Economic Area (the “EEA”), but will also apply to companies that carry on business in the EEA as part of “insurance groups”, such as Sun Life Financial, that are located outside the EEA. The group supervisory and capital regime under Solvency II will extend to members of an insurance group whose ultimate insurance parent company is located outside the EEA, unless that parent company is located in a jurisdiction where the supervisor is determined to apply group supervision that is equivalent to the EEA Solvency II standards. Canada is not one of the three countries included within the first wave of equivalence assessments, and it is not clear what transitional arrangements might apply. The application of the Solvency II group regime to Sun Life Financial’s European and world-wide operations has not been determined at this time.

Other Jurisdictions

In each of the countries in which subsidiaries or joint ventures of Sun Life Financial operate, local regulatory authorities supervise and monitor their business and financial condition. In a number of countries, certain insurance subsidiaries or joint ventures are required to meet specific minimum working and regulatory capital requirements.

Risk Factors

This section provides a summary of some of the significant risks that could affect (and, in some cases, are affecting) our business, financial condition or results of operations. As a large company operating in a complex industry, Sun Life Financial encounters a variety of risks, including those described below and in the Risk Management section in our 2010 MD&A. Other risks deemed to be immaterial currently may also impact our business in future. This information should be considered carefully together with the other information in this AIF and in our 2010 MD&A, our 2010 Consolidated Financial Statements and the other reports and materials that we file with securities regulators.

These risks may occur independently or in combinations and may occur simultaneously or in rapid chained progression. For example, a major global pandemic would have a material adverse impact on mortality and claims experience. Such an event may also trigger adverse global capital markets developments, including a downturn in equity market levels and interest rates, increased volatility and credit deterioration. Operational risks could also arise due to rising employee absenteeism and potential disruptions in third party service arrangements.

While a number of risks that are described below refer to risk inter-dependencies and relationships between risks, these do not represent a complete inventory. It should be noted that these inter-relationships can continue to develop and change over time, and the combined adverse impact on our profitability and financial position could be significantly greater than the sum of the individual parts.

Sun Life Financial Inc. | sunlife.com	29

ANNUAL INFORMATION FORM 2010

A description of our risk management approach can be found under Risk Management in our 2010 MD&A.

Changes in Legislation and Regulations

Most of our businesses are subject to extensive regulation and supervision. Changes in laws, regulations, or government policies, or in the manner in which they are interpreted or enforced, could have an adverse effect on our business and operations.

As a result of the global financial turmoil in recent years, regulators in many countries, including Canada, are considering changes to legislation and regulations designed to strengthen regulation of systemic risks to the global financial system for banks and other financial institutions like insurers. Future regulation could involve higher capital requirements, limits on executive compensation, especially for short-term performance, and other measures. Changes to regulatory requirements could adversely affect our businesses in certain countries. These changes, along with the changing role of governments that are participating more directly in the business sector (e.g. equity participation), could adversely impact our business.

For example, in Canada OSFI is considering new guidelines that would establish stand-alone capital adequacy requirements for operating life insurance companies, such as Sun Life Assurance, and that would update OSFI’s regulatory guidance for non-operating insurance companies acting as holding companies, such as SLF Inc. OSFI is also reviewing the use of internally-modeled capital requirements for in-force segregated fund guarantee exposures. OSFI is considering a range of alternatives for in-force business, including a more market-consistent approach and potentially credit for hedging. Although it is difficult to predict how long the process for reviewing in-force segregated fund guarantee exposures will take, OSFI expects the review to continue for several years, likely into 2013. In addition, it is expected that OSFI may align some insurance regulations with those that emerge for banks under the new Basel Capital Accord.

The outcome of these initiatives is uncertain and may impact our position relative to that of other Canadian and international financial institutions with which we compete for business and capital. In particular, the final changes implemented as a result of OSFI’s review of internal models for in-force segregated fund guarantee exposures may materially change the capital required to support our in-force variable annuity and segregated fund business in Canada and the United States. We compete with providers of variable annuity and segregated fund products that operate under different accounting and regulatory reporting bases in different countries, which may create differences in capital requirements, profitability and reported earnings on those products that may cause the Company to be at a disadvantage compared to some of our competitors in certain of its businesses.

The life insurance industry is closely regulated, and as new and more complex products are introduced, regulators refine capital requirements and introduce new reserving requirements for the industry. These regulations can potentially impact the reserve and capital requirements of Sun Life Financial and result in an adverse impact on our financial flexibility and capital position. Additional information can be found under the Capital Adequacy Risk section in this AIF.

In the United States, the valuation, capital and accounting rules are regulated by the states of domicile and the other jurisdictions in which Sun Life Financial does business. Model laws and regulations are promulgated by the NAIC, but individual jurisdictions can and do have differing rules. NAIC’s standards, including those for reserves and capital, are continually evolving. All of these factors increase the difficulty of ensuring compliance. As an example of the complexity of NAIC rules, U.S. insurance companies are entitled to credit for statutory reserves for various policies that are reinsured by unaccredited reinsurers to the extent that those obligations are secured by letters of credit, assets held in trust or other acceptable security. Sun Life Financial provides letters of credit and assets in trust as security to support certain affiliated reinsurance transactions related to universal life policies issued by the Company in the U.S. Changes in the NAIC rules or in our ability to purchase or renew letters of credit could require our U.S. operations to increase its NAIC statutory reserves, incur higher operating costs and/or reduce sales of affected products.

There is also a continued expectation that enhanced transparency and disclosure requirements will be established through international standards such as IFRS, the Basel Capital Accords, and Solvency II, Pillar 3, which could also impact our business, financial reporting, accounting processes, decision making and costs.

The European Union is in the process of implementing major regulatory changes as part of the Solvency II directive. This would implement a far reaching change to insurance companies’ regulatory framework, designed to implement firm-specific and risk-based solvency requirements to reflect the risks that companies face. This would also amend the current supervisory system so that it is consistently implemented across all member states. The rules for Solvency II are in draft, although it is expected that Solvency II will be implemented in 2013.

Sun Life Financial Inc. | sunlife.com	30

ANNUAL INFORMATION FORM 2010

Sun Life Financial currently has an effective income tax rate that is lower than the Canadian statutory income tax rate for corporations. The Company also reflects favourable tax impacts in the financial statements from certain tax benefits, including but not limited to tax-exempt investment income, dividends received deductions, tax credits (from certain investments or from taxes paid on foreign source income), and favourable tax rates in certain jurisdictions in which we operate. There is risk that tax legislation, administrative guidance or legislative developments could lessen or eliminate some of these benefits which currently inure to the benefit of the Company or its policyholders. This risk could result in lower product sales in the future or lapses of policies currently held, and could have a material adverse effect on our future results of operations and financial position.

In addition, discussion is underway regarding potential reform to Canada’s retirement savings plan system. If implemented, the change may adversely impact our business by creating products and services that will compete directly with certain products and services offered by Sun Life Financial.

Equity Market Risk

Equity market price declines and volatility impacts both our assets and liabilities and could adversely affect our business, profitability and capital requirements in several ways.

Our primary exposure to equity risk arises in connection with the underwriting of benefit guarantees on variable annuity and segregated fund annuity contracts (i.e. segregated fund products in Canada, variable annuities in SLF U.S. and run-off reinsurance in our Corporate business segment). These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization.

The ultimate cost of providing for these guarantees with respect of our segregated fund and variable annuity products is uncertain, and will depend upon a number of factors including general capital market conditions, policyholder behaviour and mortality experience, which may result in negative impacts on net income and capital.

While a large percentage of contracts are included in our equity hedging program, not all of the equity exposure related to these contracts is hedged. For those variable annuity and segregated fund contracts included in the equity hedging program, we generally hedge the fair value of expected future net claims costs and a portion of the policy fees as we are primarily focused on hedging the expected economic costs associated with providing segregated fund and variable annuity guarantees. Since the fair value of benefits being hedged will generally differ from the financial statement value (due to different valuation methods and the inclusion of valuation margins in respect of financial statement values), this approach will result in residual volatility to equity market shocks in reported income and capital. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors, including declining interest rates, increased volatility in capital markets and changes in the general market and regulatory environment within which these hedging programs operate. In particular, the new framework for regulation of over-the-counter derivatives under the Dodd-Frank Act could impose additional costs on our hedging program and could affect our hedging strategy. The impact of this legislation is not known at this time.

Our hedging programs may themselves expose us to other risks such as basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), derivative counterparty credit risk, and increased levels of liquidity risk, model risk and other operational risks. These factors may adversely impact the net effectiveness, costs and financial viability of maintaining these hedging programs and therefore adversely impact our profitability and financial position. While our hedging programs include various elements aimed at mitigating these effects (for example, hedge counterparty credit risk is managed by maintaining broad diversification, dealing primarily with highly rated counterparties and transacting through ISDA agreements that generally include applicable credit support annexes), residual risk and potential reported earnings and capital volatility remain.

We derive a portion of our revenue from fee income generated by our asset management businesses and from certain insurance and annuity contracts where fee income is levied on account balances that directionally move in line with general equity market levels. Accordingly, adverse fluctuations in the market value of such assets would result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) for this business, resulting in further adverse impacts on our net income and financial position. We also have direct exposure to equity markets as a result of the investments supporting other general account liabilities, surplus and employee benefit plans. These exposures generally fall within our risk taking philosophy and appetite and, hence, are generally not hedged.

Sun Life Financial Inc. | sunlife.com	31

ANNUAL INFORMATION FORM 2010

Real Estate Risk

We have substantial investments in real estate and are exposed to potential for financial loss arising from fluctuations in the fair value or future cash flows of these asset types, and results from the ownership of, or fixed income investments secured by real estate property, leasehold interests, ground rents and purchase and leaseback transactions. Losses relating to real estate risk may arise from external market conditions, inadequate property analysis, inadequate insurance coverage, inappropriate real estate appraisals or from environmental risk exposures. We hold direct equity real estate investments supporting general account liabilities and surplus, and fluctuations in the value of these asset types will impact our profitability and financial position.

Credit Risk

Credit risk is the risk of loss due to the Company not receiving amounts owed by our financial counterparties. We are subject to credit risk in connection with issuers of securities held in our investment portfolio, debtors (for example, mortgagors), structured securities, reinsurers, derivative counterparties, other financial institutions (for example, amounts held on deposit) and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation (for example, real estate property values in the case of mortgage obligations). Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in its investment portfolio would cause us to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings.

Continued volatility in the capital markets, including deteriorating credit and negative real estate risk indicators, fluctuations in macro economic factors, and assumed loss given default expectations, may have a significant impact on the value of the fixed income assets in our investment portfolio. Events that result in defaults, impairments or downgrades of the securities within our investment portfolio would cause the Company to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings. For example, our asset-backed portfolio is highly sensitive to fluctuations in macro economic factors, assumed default rates for the underlying collateral pool and loss given default expectations. In addition, our asset-backed portfolio has exposure to lower rated securities that are highly leveraged, with relatively small amounts of subordination available below the Company’s securities to absorb losses in the underlying collateral pool. For these securities, if a relatively small percentage of the underlying collateral pool defaults, we may lose all of our principal investment in the security.

As part of our overall risk management strategy, we maintain various hedging programs that employ the use of derivatives. Market conditions determine the availability and cost of the derivative protection. Although we deal primarily with highly rated counterparties, a counterparty’s insolvency or its inability or unwillingness to make payments under the terms of the derivative agreement could have an adverse effect on our business.

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance does not relieve Sun Life Financial’s insurance businesses of their direct liability to policyholders and accordingly, we bear credit risk with respect to our reinsurers. Although we deal primarily with highly rated reinsurers, a deterioration in their credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of our reinsurance agreement could have an adverse effect on our profitability and financial position.

Interest Rate Risk

Our business and profitability could be adversely affected by changes or volatility in interest rates or credit/swap spreads, when assets and liability cash flows do not coincide. We are exposed to interest rate risk when the cash flows from assets and the policy obligations they support are significantly mismatched, as this may result in the need to either sell assets to meet policy payments and expenses or reinvest excess asset cash flows in unfavourable interest rate environments. The impact of changes or volatility in interest rates or credit/swap spreads are reflected in the valuation of our financial assets and liabilities for insurance contracts in respect of insurance and annuity products.

Certain products have explicit or implicit interest rate guarantees in the form of settlement options, minimum guaranteed crediting rates and guaranteed premium rates. If investment returns fall below those guaranteed levels, we may be required to increase liabilities or capital in respect of these insurance contracts, negatively affecting net income or capital. The guarantees attached to these products may apply to both past premiums collected and future premiums not yet

Sun Life Financial Inc. | sunlife.com	32

ANNUAL INFORMATION FORM 2010

received. Our primary residual exposure to interest rate risk arises from certain insurance products with guaranteed premium rates or minimum interest guarantees.

Declines in interest rates or narrowing credit spreads can result in compression of the net spread between interest earned on investments and interest credited to policyholders. Declines in interest rates or narrowing credit spreads may also result in increased asset calls, mortgage prepayments and net reinvestment of positive cash flows at lower yields, and therefore adversely impacting our profitability and financial position. In contrast, increases in interest rates or a widening of credit spreads may have a material impact on the value of fixed income assets, resulting in depressed market values, and may lead to losses in the event of the liquidation of assets prior to maturity.

Significant changes or volatility in interest rates or credit/swap spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening credit spreads may increase the risk that policyholders will surrender their contracts, forcing us to liquidate investment assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses on asset sales.

We also have direct exposure to interest rates and credit spreads from investments supporting other general account liabilities, surplus and employee benefit plans. Lower interest rates or a narrowing of credit spreads will result in reduced investment income on new fixed income asset purchases. Conversely, higher interest rates or wider credit spreads will reduce the value of our existing assets. These exposures generally fall within our risk taking philosophy and appetite and, hence, are generally not hedged.

We have implemented ongoing asset-liability management and hedging programs involving regular monitoring and adjustment of risk exposures using financial assets, derivative instruments and repurchase agreements to maintain interest rate exposures within our risk tolerances. The general availability and cost of these hedging instruments may be adversely impacted by changes in interest rate levels and volatility, and in addition, these programs may themselves expose us to other risks such as those described under the Equity Market Risk heading in this section.

Product Design and Pricing

Product design and pricing risk arises from deviations in assumptions used in the pricing of products as a result of uncertainty concerning future investment yields, policyholder behaviour, mortality and morbidity experience, sales levels, mix of business, expenses and taxes. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability. This could have an adverse effect on our results of operations. In addition, some of our products are designed to utilize external funding structures to partially support local statutory reserve requirements. A loss or reduction in external funding capacity could adversely affect the profitability of these products.

Products that offer complex features, options or guarantees require increasingly complex pricing models, methods or assumptions, leading to additional levels of uncertainty. The risk of mis-pricing increases with the number and inherent uncertainty of assumptions needed to model a product. Past experience data supplemented with future trend assumptions may be poor predictors of future experience. Lack of experience data on new products or new customer segments increases the risk that future actual experience unfolds differently from expected assumptions. External environmental factors may introduce new risk drivers, which were unanticipated during product design, and have an adverse result on the financial performance of the product. Policyholder sophistication and behaviour in the future may vary from that assumed at the time the product is designed, adversely affecting the product’s financial performance.

Capital Adequacy

Capital adequacy risk is the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow us and our subsidiaries to support ongoing operations and to take advantage of opportunities for expansion.

The strength of our capital position depends in part upon the level of and changes in interest rates, credit spreads, equity prices, mortality and morbidity experience, currency rate fluctuations and the overall profitability of the Company.

Sun Life Financial Inc. | sunlife.com	33

ANNUAL INFORMATION FORM 2010

Declining equity markets, downgrades, lower interest rates coupled with widening credit spreads on corporate bonds and asset backed securities, lower earnings, and inability to access the capital markets on a timely basis will result in an increase in required capital or reductions in available capital, thereby impairing our financial position. In addition, regulatory changes being considered by the OSFI or other regulators world-wide may increase the amount of capital required to be held by us and our insurance subsidiaries.

Risk of a Sustained Period of Low Economic Growth

A sustained low interest rate environment may adversely impact the primary demand for a number of our core insurance offerings requiring a significant repositioning of the product portfolio, and also increase the likelihood of higher surrenders (redemptions) and insurance claims (for example, increased incidence and reduced termination rates in respect of disability related claims). This may contribute to adverse developments in revenues and cost trends and, hence, overall profitability.

Furthermore, a prolonged period of economic uncertainty may give rise to a higher level of strategic risks including those associated with industry restructuring and the changing mergers and acquisitions profile, new competitive dynamics and significant changes in the legal, regulatory and tax regimes in which our businesses operate.

Moreover, the capital market conditions generally associated with ongoing economic uncertainty increase the risk profile of many of the financial and market risks outlined in other sections of this disclosure. As a result, this risk should be considered in conjunction with other specific risk factors described in this section of the AIF including, in particular, credit risk, equity market risk, interest rate risk, liquidity risk as well as the interaction of risks.

Legal, Regulatory and Market Conduct Matters

Failure to comply with laws or to conduct our business consistent with changing regulatory or public expectations could adversely impact our reputation and may lead to regulatory proceedings, penalties and litigation. Our business is based on public trust and confidence and any damage to that trust or confidence could cause customers not to buy, or to redeem, our products. We also face a significant risk of litigation in the ordinary course of operating its business including the risk of class action lawsuits.

Insurance and securities regulatory authorities in certain jurisdictions regularly make inquiries, conduct investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance and securities laws and regulations. As well, certain regulatory authorities, industry groups and rating agencies have developed initiatives regarding market conduct. In recent years, financial services regulators in many of the countries in which we operate have raised issues and commenced regulatory inquiries, investigations and proceedings with respect to current and past business practices in the financial services industry, and have given greater emphasis to the investigation of those practices. Investigations have been made into the payment of commissions and other fees to intermediaries, market timing and late trading in investment funds, sales of mortgage endowment and pension products in the United Kingdom and allegations of improper life insurance pricing and sales practices by life and annuity insurers. Current and future investigations, examinations and regulatory settlements and civil actions arising out of such matters could adversely affect our reputation, our profitability and future financial results. In addition, there is heightened litigation risk generally arising from this conduct.

Liquidity Risk

Liquidity risk is the risk that we will not have the cash required to fund all cash outflow commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. For SLF Inc. this risk also includes restrictions on the ability to efficiently allocate required capital among its subsidiaries due to various market and regulatory constraints on the movement of funds. Sun Life Financial’s funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets and dividends and interest payments from its subsidiaries.

Under stress conditions, significant increases in funding obligations can occur in conjunction with material reductions in cost effective sources of available cash inflow. In particular, adverse stress scenarios could involve significant increases in policyholder cash surrenders and terminations and decreases in the amounts of premiums and deposits being generated by existing and new customers. Adverse capital market conditions may also be associated with a material reduction in available market liquidity and clearing prices for expected asset sales, and reductions in the level of cash inflows

Sun Life Financial Inc. | sunlife.com	34

ANNUAL INFORMATION FORM 2010

(dividends, interest payments and expected maturities) on continuing portfolio investments. These developments could have an adverse effect on our financial position and results of operations.

We engage in various transactions including repurchase agreements and other capital markets transactions to meet short-term cash requirements. The cost and our ability to execute these transactions may be negatively impacted by illiquid or volatile markets. Continued disruption in the financial markets may limit our access to capital in the event we are required to seek additional liquidity to operate our businesses. This will result in increased costs to raise capital coupled with less desirable terms or maturities which would decrease future profitability and financial flexibility.

We have various reserve financing transactions and derivative contracts under which we may be required to pledge collateral or to make payments to our counterparties for the decline in the market value of specified assets. The amount of collateral or payments may increase under certain circumstances, which could adversely affect our liquidity.

We currently utilize capital markets solutions to fund a portion of our statutory reserve requirements. The availability of these reserve funding structures in the current marketplace is limited relative to that available before the recent financial market crisis. If capacity remains limited for an extended period of time, our ability to generate additional business in a cost effective manner may be impacted.

SLF Inc. is a holding company for our insurance and wealth management subsidiaries and does not have significant operations of its own. Dividends and interest payments from its subsidiaries are its principal sources of cash. If the cash received from its subsidiaries is insufficient, then the Company will be required to raise debt or equity externally or sell some of its assets. The Company is subject to various regulations in the jurisdictions in which it operates. The ability of SLF Inc. and its subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances.

Financial Strength and Credit Ratings

A downgrade by a rating agency in the financial strength or credit ratings of Sun Life Financial or our insurance subsidiaries could adversely affect our financial condition and results of operations.

Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under insurance policies. The financial strength ratings of SLF Inc.’s insurance company subsidiaries are a key competitive factor in marketing products and in attracting and retaining agents and distributors. Should the financial strength rating of one or more of those subsidiaries decline materially, our competitive position and results of operations could be negatively impacted through loss of sales, higher level of surrenders and withdrawals, and higher reinsurance, and may potentially require the Company to reduce prices for products and services to remain competitive.

Two credit rating agencies have negative outlooks in place on certain ratings of the Company or its subsidiaries. Moody’s maintains a negative outlook on Sun Life (U.S.) insurer financial strength rating and S&P maintains a negative outlook on Sun Life Financial’s issuer credit rating. We expect the agencies to undertake a review of these outlooks, and there can be no assurance, nor can we predict, that there will not be further downgrades.

The ratings of various subsidiaries are based on the implicit support from the Sun Life Financial group of companies. For example, Moody’s has a published financial strength rating of Aa3 (stable outlook) on Sun Life Assurance and Aa3 (negative outlook) for Sun Life (U.S.). On a stand-alone basis, without financial and capital support from the Sun Life Financial Group of companies, Sun Life (U.S.)’s rating is A3 however by recognizing the support provided, Moody’s rates Sun Life (U.S.) in line with Sun Life Assurance at Aa3. Should the stand-alone rating of Sun Life (U.S.) be independently downgraded from its negative outlook status, it will result in the published rating of Sun Life (U.S.) being lower by a commensurate amount.

In addition, rating agencies publish issuer credit ratings for certain Sun Life Financial companies, which have an impact on the interest rates paid by those companies on borrowed funds. A material downgrade in the issuer credit ratings could limit the Company’s access to capital or increase the cost of borrowing and may have an adverse effect on its financial condition.

Sun Life Financial has established financing arrangements that support medium term note programs and the excess NAIC statutory reserves required for universal life policies with no lapse guarantees issued by Sun Life Assurance in the United States. These financings, in addition to others, are treated as operating leverage by the rating agencies. If, due to a

Sun Life Financial Inc. | sunlife.com	35

ANNUAL INFORMATION FORM 2010

change in rating agency methodology or position, the rating agencies immediately cease to treat these financings as operating leverage, without providing any grandfathering provisions, there may be an adverse impact on the Company and its subsidiaries’ ratings.

Attracting and Retaining Talent

Attracting, retaining and maintaining the engagement of qualified employees, including executives, sales representatives and employees with business critical skills continues to be a priority and strong area of focus. If we are unable to attract, retain and engage qualified employees, sales representatives and executives, our ability to achieve business objectives, including operational, financial and growth goals, could be adversely affected.

Model Risk

Model risk refers to unexpected financial or non-financial losses resulting from the use of financial models. All models are subject to model risk.

We make extensive use of financial models in a wide range of business applications including product development and pricing, capital management, valuation, financial reporting, planning, hedging and risk management.

Model risk can arise from many sources including inappropriate methodologies, inappropriate assumptions or parameters, incorrect use of source data, inaccurate or untimely source data, incorrect application or operator errors. Increasing product complexity due to new features and regulatory expectations is driving more complex models, which may increase the risk of error. If the models’ assumptions are erroneous, or data or calculation errors occur in the models, this could result in a negative impact on our results of profitability and financial position.

Our run-off reinsurance operations rely on our clients to provide timely and accurate data. The nature of the industry is such that there is reliance on the original underwriting decisions made by our clients. Erroneous or untimely reporting of data from these clients may result in inaccurate model calculations and valuations and create volatility in our earnings.

Many of our methods and models for managing risk and exposures are based upon the use of observed historical precedent for financial market behaviour, credit experience and insurance risks. As a result, these methods may not fully predict future risk exposures, which can be significantly greater than our historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophic occurrence or other matters that is publicly available or otherwise accessible to us. However, this information may not always be accurate, complete, up-to-date, properly evaluated or necessarily indicative of ultimate realized experience.

Investment Performance

Investment performance risk is the risk that we fail to achieve the desired return objectives on our investment portfolio, or that our asset management businesses fail to achieve competitive returns on products such as mutual funds. Failure to achieve investment objectives may adversely affect our revenue and growth prospects for our asset management businesses, investment income on general account investments and overall profitability.

In our insurance based business, the performance of our investment portfolio depends in part upon the level of and changes in interest rates, credit spreads, equity prices, real estate values, and the performance of the economy in general, the performance of the specific obligors included in these portfolios and other factors that are beyond our control. Changes in these factors can affect our net investment income in any period and such changes could be substantial.

In our wealth management business, investment performance, along with achieving and maintaining superior distribution and client services, is critical. Accordingly, poor investment performance by our wealth management operations could adversely affect sales, and reduce the level of assets under management, which could adversely impact our revenues, income and capital position.

Mergers, Acquisitions and Divestitures

We regularly explore opportunities to selectively acquire other financial services businesses or to divest ourselves of all or part of certain businesses, in support of our growth and strategy goals. These transactions introduce the risk of financial loss due to a potential failure to achieve the expected financial or other strategic objectives.

Sun Life Financial Inc. | sunlife.com	36

ANNUAL INFORMATION FORM 2010

There is risk that we may be unable to make an appropriate acquisition in a desired market or business. This risk could adversely impact our ability to compete effectively in certain markets due to a lack of scale.

The success of these acquisitions depends on a number of factors. In particular, we could experience client losses, surrenders or withdrawals that prove to be materially different from those anticipated in pricing the transaction. Anticipated cost synergies or other expected benefits may not materialize due to a failure to successfully integrate the acquired business with our existing operations. There could also be unforeseen liabilities or asset impairments, including goodwill impairments that arise in connection with the past or future acquisitions or divestitures of businesses. Losses could arise from a failure in the due diligence process, failed integration and execution of the transaction, the inappropriate choice of acquisition target or mis-estimation or deterioration in any key experience factors or assumption upon which the transaction was based. There is no assurance that we will achieve our financial or strategic objectives or anticipated cost savings following an acquisition.

The purchase and sale agreements that support acquisition transactions typically include various indemnifications provided from the seller to the acquiring entity. We would therefore be exposed to the credit risk of the selling party with respect to its ability to perform if an indemnification trigger were to occur.

We may also periodically choose to divest ourselves of all or part of certain businesses. There is a risk of issues or errors occurring during the process of transitioning the business from us to a new provider. A failed or ineffectively executed divestiture could impair our financial position as well as expose us to potential future obligations if an indemnification trigger were to occur.

Mortality and Morbidity

Mortality rates or morbidity rates that differ from our expectations could negatively affect our profitability. Mortality and morbidity risk can arise in the normal course of business through random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design, or underwriting process failure or the development of investor owned and secondary markets for life insurance policies. We are exposed to the catastrophic risk of natural environmental disasters (for example, earthquakes), man-made events (for example, acts of terrorism, military actions, and inadvertent introduction of toxic elements into the environment) as well as pandemics such as the H1N1 virus and the avian flu.

These factors could result in a significant increase in mortality or morbidity experience above the assumptions used in the pricing and valuation of products, leading to a material adverse effect on our profitability and financial position.

During economic slowdowns, the risk of adverse morbidity experience increases from the impact of the shifting nature of disabilities and cyclical economic outcomes. This introduces the potential for adverse financial volatility in disability results.

Longevity

Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from uncertain ongoing changes in rates of mortality improvement, or a major medical breakthrough extending human life to extremes. Longevity risk affects contracts where benefits are based upon the likelihood of survival (for example, annuities, pensions, pure endowments, and specific types of health contracts).

Many of our wealth management products provide benefits over the policyholder’s continued lifetime. Higher than expected ongoing improvements in policyholder life expectancy could therefore increase the ultimate cost of providing these benefits, thereby requiring a strengthening in policyholder liabilities, resulting in reductions in net income and capital.

For mortality, morbidity and longevity risks, medical advances could adversely affect our life insurance, health insurance, critical illness, disability, long-term care insurance and annuity businesses.

Policyholder Behaviour

We can incur losses due to the mis-estimation or deterioration in the behaviour of policyholders with regard to lapse of policies or exercise of other embedded policy options.

Sun Life Financial Inc. | sunlife.com	37

ANNUAL INFORMATION FORM 2010

Uncertainty in policyholder behaviour can arise from several sources including unexpected events in the policyholder’s life, the general level of economic activity (whether higher or lower than expected), changes in pricing and availability of current products, the introduction of new products, changes in underwriting technology and standards as well as changes in our financial strength or reputation. Uncertainty in future cash flows affected by policyholder behaviour is further exacerbated by irrational behaviour during times of economic turbulence or at key option exercise points in the life of the insurance contract.

Many of our products include some form of embedded policyholder option. These could range from simple options relating to surrender/termination to more complex options relating to payment of premiums, or embedded options relating to various benefit and coverage provisions. Changes in the relatively frequency or pattern with which these options are elected (relative to those assumed in the pricing and valuation of these benefits) could have an adverse impact on our profitability and financial position.

Systemic forms of policyholder behaviour risk could also arise with the development of investor owned and secondary markets for life insurance policies.

Distribution Channels

The inability to attract and retain intermediaries and agents to distribute our products, or to develop online sales and customer support capabilities and technologies, could materially impact sales and results of operations.

We distribute our products through a variety of distribution channels, including direct sales agents, managing general agents, independent general agents, financial intermediaries, broker-dealers, banks, pension and benefits consultants and other third-party marketing organizations. We compete with other financial institutions to attract and retain these intermediaries and agents on the basis of products, compensation, support services and financial position. Our sales and results of operations could be materially adversely affected if we are unsuccessful in attracting and retaining these intermediaries and agents. The capability to reach certain customers through online sales and services is becoming increasingly important in the insurance industry. We compete with other financial institutions to attract and retain these customers.

Distribution channels are growing rapidly in some businesses in certain countries, which may heighten the risks of market conduct and channel conflicts or overlaps.

Operations in Asia

The future success of our businesses in Asia depends in large part on our ability to grow and compete in disparate markets. Challenges in these markets include our ability to attract and retain qualified employees and executives with local experience and critical skills, political, legal or other risks, risks associated with joint venture operations, asset/liability management risk, and our ability to expand and diversify distribution channels.

If we are unable to attract, retain and engage qualified employees and executives with relevant experience and critical business skills, our ability to grow our business in Asia as quickly as planned may be limited. Competition for qualified employees in Asian markets continues to be strong and could adversely impact our ability to attract and retain talent.

Our international operations may face political, legal, operational or other risks that are not faced in our domestic operations. Examples of this type of risk are the risk of discriminatory regulation, nationalization or expropriation of assets, price controls and exchange controls or other restrictions that could prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into Canadian dollars or other currencies.

Capital markets in certain Asian markets do not have the same depth, liquidity or range of investments options generally available in other markets in which we operate. In particular, the more limited availability of long-duration assets exposes our Asian operations to higher asset-liability management costs and potential risk.

Our joint venture operations in India, China, and Indonesia have risks generally associated with joint venture relationships. For example, allocation of control among, and continued co-operation between, the joint venture participants may be adversely affected by new or existing regulations in the markets in which the joint ventures operate. A temporary or permanent disruption to these arrangements could have an adverse effect on our strategy and results of operations.

Sun Life Financial Inc. | sunlife.com	38

ANNUAL INFORMATION FORM 2010

Competition

Competition from financial services companies, including banks, mutual fund companies, financial planners, insurance companies and other providers is intense, and could adversely affect our business in certain countries.

The businesses in which we engage are highly competitive, with several factors affecting our ability to sell our products, including price and yields offered, e-business capabilities, financial strength ratings, range of product lines and product quality, claims-paying ratings, brand strength and name recognition, investment management performance, historical dividend levels and the ability to provide value added services to distributors and customers. In certain markets, some of our competitors may be superior to us on one or more of these factors, for example, the strength of distribution arrangements or the ability to offer a broader product array.

Product development and product life cycles have shortened in many product segments, leading to more intense competition with respect to product features. This increases product development and administrative costs and reduces the time frame over which capital expenditures can be recovered. Regulatory and compliance costs also generally rise with increases in the range and complexity of our product portfolio.

We have many large and well-capitalized competitors with access to significant resources. Among other things, the competition in these industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry including, in particular, the insurance, banking and investment management sectors. To the extent that consolidation continues, we will increasingly face more competition from large, well-capitalized financial services companies in each jurisdiction in which we operate. These larger companies have the ability to heavily invest in fundamental activities for sustained profitable growth and superior customer service in the life insurance industry such as brand equity, product development, technology, risk management, and distribution capability. There can be no assurance that this increasing level of competition will not adversely affect our businesses in certain countries.

Many of our insurance products, particularly those offered by the group segment, are underwritten annually. Given this relatively high frequency of renewal activity, this business may be particularly exposed to adverse persistency through market competitive pressures.

Different accounting bases of reporting in different countries (e.g. Canadian GAAP, U.S. GAAP, IFRS, etc.) may create differences in reported earnings, potentially causing us to be at a disadvantage compared to some of our competitors in certain of our businesses.

Currency Risk

Changes or volatility in foreign currency exchange rates and mismatches in the currency of our assets and liabilities (inclusive of capital) and cash flows could adversely affect our financial condition and results of operations. This risk may arise from a variety of sources such as foreign currency transactions and services, foreign exchange hedging, investments denominated in foreign currencies, investments in foreign subsidiaries and net income from foreign operations.

As an international provider of financial services, we operate in a number of countries, with revenues and expenses denominated in several local currencies. In each country in which we operate, we generally maintain the currency profile of our assets so as to match the currency of aggregate liabilities and required capital. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. Foreign exchange derivative contracts such as currency swaps and forwards are used as a risk management tool to manage the currency exposure in accordance with our asset-liability risk management policy.

Changes in exchange rates can however affect our net income and surplus when results in functional currencies are translated into Canadian dollars. Those currencies are not hedged and, in general, a weakening in the local currency of our foreign operations relative to the Canadian dollar will have a negative impact on our net income reported in Canadian currency.

Business Continuity

Our businesses are dependent on the availability of trained employees, physical locations to conduct operations and computer and Internet-enabled technology. A significant business disruption to our operations can result if one or more of these key elements are negatively impacted.

Sun Life Financial Inc. | sunlife.com	39

ANNUAL INFORMATION FORM 2010

Although we have implemented and periodically test our business continuity, crisis management and disaster recovery plans, a sustained failure of one or more of our key business processes or systems could materially and adversely impact our business, operations, and our employees. These failures can result from disruption of our systems from utility outages, fires, floods, severe storms, terrorism and other man-made attacks, natural disasters and other events. In addition to these key business processes and system disruptions, these unanticipated events, including disease pandemics such as the H1N1 virus, can also negatively affect staff, preventing them from getting to work or from operating business processes. Also, because some of our business processes are performed by third parties and some of our systems interface with or are dependent on third-party systems, we could experience service interruptions if these third party operations or systems fail.

Information System Security and Privacy/ System & Control Failure

A serious security breach of our systems or the information stored, processed or transmitted on these systems could damage our reputation or result in liability. We may be vulnerable to physical break-ins, computer viruses, system break-ins by “hackers”, programming or human errors, fraud or similar disruptive problems or events. There is also a risk that certain internal controls could fail due to human or system error, which could create or exacerbate the consequences from such events. These events could have an adverse effect on our results of operations and reputation.

We retain data for business transactions and financial reporting, personal information about our customers and employees in our computer and other record retention systems, and also enable customers’ on-line access to certain products and services. Although we have implemented extensive security measures to safeguard the confidentiality, integrity and availability of information, it is not possible to fully eliminate security and privacy risk.

We periodically need to update or change our systems to meet business needs. Although every reasonable precaution is taken to ensure these changes succeed, it is not possible to fully eliminate the risk of business disruption. Some of these changes and upgrades are extremely complex and there is a chance that an undetected technical flaw may be present that, when implemented, stops or disrupts critical information technology systems or business applications.

Dependence on Third Party Relationships

We obtain services from a wide range of third party service providers and have outsourced certain business and information technology functions to third parties in various jurisdictions, including Canada and the United Kingdom. An interruption in our continuing relationship with certain third parties, the impairment of their reputation or creditworthiness, or their failure to provide contracted services in the manner agreed to could materially and adversely affect our ability to market or service our products and customers. Even if contingency plans are developed for significant outsourcing arrangements there can be no assurance that we would be able to find alternate sources for these arrangements in a timely manner.

Closed Block

Upon demutualization, Sun Life Assurance established “closed blocks” of assets and liabilities to protect the reasonable expectations of participating policyholders. Our results of operations and financial position may be adversely affected if returns on assets along with other experience, such as mortality, morbidity and lapse on our closed blocks are sufficiently adverse so that the allocated assets can no longer meet the reasonable expectations of policyholders in these blocks.

Environmental Risk

As an investor in real estate, mortgage, and real-estate secured private fixed income assets, we are subject to federal, provincial or state, and local environmental laws and regulations in all jurisdictions. Consequently, under applicable law we may experience liabilities that could adversely affect the value of those investments and costs related to required remediation of mortgaged or owned properties.

In addition, through other invested assets, such as loans, bonds or stocks, we could be subject to negative consequences from environmental violations. However, in an effort to reduce the potential for such adverse affects, we consider environmental risk in underwriting such investments.

Our reputation and ability to build our business and brand may be adversely affected if we or our tenants, mortgagors, or other related parties create risk by violating environmental regulations or best practices. Similarly, if major multinational clients, shareholder groups, or other key stakeholders deem that our environmental risk mitigation practices are inadequate, our operations could be negatively affected. Carbon disclosure, response to regulatory and public policy

Sun Life Financial Inc. | sunlife.com	40

ANNUAL INFORMATION FORM 2010

developments, contribution to climate change through inefficient operating footprints, investment assets, and lending practices all carry a measure of risk. Similarly, we may be disqualified from bidding on business opportunities as a result of failure to comply with a potential client’s supply chain environmental practice policies. We may also experience possible reduced access to capital markets should various sustainability indices find that our practices fall short of their criteria and de-list us as an index constituent.

As regulations and societal norms change, our financial performance may be adversely affected if we do not adequately prepare for direct or indirect negative economic impacts of climate change. Potential economic impacts of climate change include:

•

Business losses and disruptions caused by extreme weather, rising sea levels, heat waves, severe storms, wildfires, floods, and droughts. These may result in disruption to water, air, and food supplies;

•

Compliance with a legal and regulatory framework developed to address climate change. Consequences could include disruption or increased cost of oil-dependent transportation, increased fuel and electricity costs, more expensive building requirements; and

•

Health risks and increased mortality resulting from effects of pollution and climate change on water and food supplies, changes in distribution, and consequences of organism-borne, food-borne, and waterborne infectious diseases.

Reinsurance Markets

As part of our overall risk management strategy, we purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance markets risk is the risk of financial loss due to adverse developments in reinsurance markets (for example discontinuance or diminution of reinsurance capacity).

Changes in reinsurance market conditions may adversely impact the availability or cost of maintaining existing or securing new requisite reinsurance capacity, with adverse impacts on profitability. This could also adversely affect our willingness or ability to underwrite certain lines of future business.

Reinsurance does not relieve Sun Life Financial’s insurance businesses of their direct liability to policyholders and accordingly, we bear credit risk with respect to our reinsurers. Although we deal primarily with highly rated reinsurers, deterioration in their credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of our reinsurance agreement, could have an adverse effect on our profitability and financial position.

Expense Risks

Expense risk is the risk that future expense cash flows could be higher than assumed. This risk can arise from general economic conditions, unexpected increases in inflation, or increases in the unit expenses of various blocks of business. The risk will occur in products where we cannot or will not pass the increased costs onto the customer. Expense risk can manifest itself in the form of a reserve increase or a reduction in expected future profits.

Tax Matters

The calculation of income taxes requires significant judgment. The validity and measurement of tax benefits associated with various tax positions taken or expected to be taken in our tax filings are a matter of tax law and are subject to interpretation. The impact of the final determination of tax audits, appeals of decisions of a taxing authority, or tax litigation may be materially different from that reflected in our financial statements. The assessment of additional taxes, interest and penalties could be materially adverse to our future results of operations and financial position.

Under the liability method of accounting for income taxes, we recognize future income tax assets in relation to carry forward of unused tax losses as well as for amounts that have already been recorded in the financial statements but will not result in deductible amounts in determining taxable income until future periods. Future income tax assets are recognized only to the extent that the benefits of tax losses and tax deductions are more likely than not to be realized. If it is apparent that it is more likely than not that the benefit of tax losses and tax deductions will not be realized, future income tax asset is not recognized. At each reporting period, we assess all available evidence, both positive and negative, to determine the amount of future tax assets to be recorded. The assessment requires significant estimates and judgment about future events based on the information available at the reporting date. Any changes in our judgment

Sun Life Financial Inc. | sunlife.com	41

ANNUAL INFORMATION FORM 2010

resulting in establishing a valuation allowance could have a material impact on our future results of operations and financial position.

From time to time, local governments in countries in which we operate enact changes to statutory corporate income tax rates. These changes require us to review and re-measure our future tax assets and liabilities as of the date of enactment. Any future tax rate reductions in jurisdictions where we carry a net future tax asset, for example the United States, could have a material adverse impact on our future results of operations and financial position.

Legal and Regulatory Proceedings

SLF Inc. and its subsidiaries are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state securities and insurance regulators in Canada, the United States and other jurisdictions, the SEC, Financial Industry Regulatory Authority and state attorneys general in the United States, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning compliance by SLF Inc. and its subsidiaries with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition or results of operations.

Since January 1, 2010, (a) no penalties or sanctions have been imposed against Sun Life Financial (i) by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or (ii) by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision and (b) Sun Life Financial has not entered into any settlement agreements with a court relating to Canadian securities legislation or with a Canadian securities regulatory authority.

Additional Information

Additional information including Directors’ and officers’ remuneration and indebtedness, principal holders of SLF Inc.’s securities, securities authorized for issuance under equity compensation plans and interests of informed persons in material transactions, if applicable, is contained in SLF Inc.’s information circular for its most recent annual meeting of security holders that involved the election of directors. Additional financial information is provided in SLF Inc.’s MD&A and Consolidated Financial Statements for its most recently completed financial year.

Requests for copies of these documents may be sent to the Corporate Secretary of SLF Inc. at 150 King Street West, 6th Floor, Toronto, Ontario, Canada M5H 1J9. Copies of these documents and other additional information related to SLF Inc. are available at www.sunlife.com.

Sun Life Financial Inc. | sunlife.com	42

ANNUAL INFORMATION FORM 2010

APPENDIX A – Charter of the Audit Committee

Sun Life Financial Inc. and Sun Life Assurance Company of Canada (“the Corporation”)

Purpose

The Audit Committee is a standing committee of the Board of Directors whose primary functions are to assist the Board of Directors with its oversight role with respect to:

1.	The integrity of financial statements and information provided to shareholders and others.

2.	The Corporation’s compliance with financial regulatory requirements.

3.	The adequacy and effectiveness of the internal control environment implemented and maintained by management.

4.	The qualifications, independence and performance of the External Auditor who is accountable to the Audit Committee, the Board of Directors and the shareholders.

Membership

The Audit Committee is comprised of not less than three Directors, including a Committee Chair, appointed by the Board of Directors on an annual basis following each annual meeting.

Each member of the Committee shall be independent as defined in the Director Independence Policy and financially literate. In the Board of Director’s judgment, a member of the Audit Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of the Corporation or the auditors of the Corporation that the member requires, the member is able to read and understand the consolidated financial statements of the Corporation to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

Committee membership is reviewed annually by the Governance and Conduct Review Committee to ensure the Committee as a whole includes members with the experience and expertise required to fulfill the Committee’s mandate and that the financial literacy requirement is met.

Any member of the Committee may be removed or replaced at any time by the Board of Directors and the Board of Directors shall fill vacancies on the Committee.

Structure and Operations

A meeting of the Committee may be called at any time by the Non-Executive Chairman of the Board, by the Committee Chair or by two members of the Committee. The Committee meets as frequently as necessary, but not less than four times a year. A quorum at any meeting of the Committee shall be three members and meetings must be constituted so that resident Canadian requirements of the Insurance Companies Act (Canada) are met.

The External Auditor reports to the Committee. The External Auditor receives notice of, and may attend all Committee meetings. The Committee holds a private session at each regularly scheduled meeting with the Chief Financial Officer, with the External Auditor without management present and with the Chief Auditor without management or the External Auditor present. The Committee holds private sessions with the Chief Actuary and the Appointed Actuary periodically. The Committee holds a private session at each regularly scheduled meeting of the Committee members only. The Committee, in consultation with the Non-Executive Chairman of the Board, may engage any special advisors it deems necessary to provide independent advice, at the expense of the Corporation.

On an annual basis, the Committee will review this Charter and the Forward Agenda for the Committee and, where necessary, recommend changes to the Board of Directors for approval. This Charter will be posted on the Corporation’s website and the Committee will prepare a report for inclusion in the annual meeting proxy material. The Committee shall undertake and review with the Board of Directors an annual performance evaluation of the Committee.

Sun Life Financial Inc. | sunlife.com	43

ANNUAL INFORMATION FORM 2010

Duties and Responsibilities of the Audit Committee

Financial Reporting

1.	Reviews with management and the External Auditors and makes recommendations to the Board of Directors on the approval of:

(a)	the interim unaudited consolidated financial statements including the notes thereto, Management’s Discussion and Analysis and related news release; and

(b)	the annual audited Consolidated Financial Statements including the notes thereto, Management’s Discussion and Analysis and related news release.

2.	In conducting its review of the quarterly and annual financial statements:

(a)

discusses with the External Auditors any significant changes that were required in the external audit plan, any significant issues raised with management during the course of the audit or review, including any restrictions on the scope of activities or access to information; and those matters that are required to be discussed under generally accepted auditing standards;

(b)

receives a report from management of their review of financial statements, Management’s Discussion and Analysis and related news releases and discusses with the Chief Executive Officer and the Chief Financial Officer the certifications relating to financial disclosure and controls that those officers are required by law to file with securities regulatory authorities;

(c)

assures itself that the External Auditor is satisfied that the accounting estimates and judgements made by management, and management’s selection of accounting principles, reflect an appropriate application of generally accepted accounting principles;

(d)	discusses with the Chief Actuary and the Appointed Actuary the parts of the annual audited Consolidated Financial Statements prepared by those officers; and

(e)	reviews with management and the External Auditor the Corporation’s principal accounting practices and policies.

(f)	Considers emerging industry, regulatory and accounting standards and the possible impact on the Corporation’s principal accounting practices and policies.

External Auditor

3.

Reviews the independence of the External Auditor, including the requirements relating to such independence of the laws governing the Corporation and the applicable rules of stock exchanges on which the Corporation’s securities are listed. At least annually, the Committee receives from and reviews with the External Auditor their written statement delineating relationships with the Corporation and, if necessary, recommends that the Board take appropriate action to satisfy itself of the External Auditors’ independence and accountability to the Committee and the Board.

4.

Appraises the performance of the External Auditor and recommends to the Board the appointment or, if so determined by the Committee, the replacement of the External Auditor, subject to the approval of the shareholders.

5.

Reviews and approves the Policy Restricting the Use of External Auditors which outlines the services for which the External Auditor can be engaged and the policy regarding the employment of former employees of the External Auditor.

6.

Determines, reviews and approves the services to be performed by the External Auditor and the fees to be paid to the External Auditors for audit, audit-related and other services permitted by law and in accordance with the Policy Restricting the Use of the External Auditor.

7.	Reviews with the External Auditor and management the overall scope of the annual audit plan, quality control procedures and the resources that the External Auditor will devote to the audit.

Sun Life Financial Inc. | sunlife.com	44

ANNUAL INFORMATION FORM 2010

8.	Reviews with the External Auditor any regulatory investigations that pertain to the External Auditor.

Internal Control and Audit

9.	Requires management to implement and maintain appropriate internal control procedures, and reviews, evaluates and approves the procedures.

10.	Reviews management’s reports on the effectiveness of Sun Life Financial’s disclosure controls and procedures and its internal control over financial reporting.

11.	Reviews with management and the Chief Auditor:

(a)	the overall scope of the annual internal audit plan, including its coordination with the External Auditors’ audit plan, and the adequacy of the resources available to the Chief Auditor; and

(b)	the effectiveness of the internal control procedures, including a report thereon received from the Chief Auditor that includes disclosure of any significant changes that were required in the internal audit plan and any significant issues raised with management during the course of the internal audit, including any restrictions on the scope of activities or access to information.

12.	Receives quarterly reports on fraud investigations.

13.	Approves procedures established to handle complaints, and anonymous employee submissions, with respect to matters and concerns regarding accounting, internal control and auditing.

Governance

14.	Discusses with the External Auditor the finance and control-related aspects of material transactions that are being proposed by the Corporation.

15.	Reviews, and discusses with the External Auditor, the Chief Actuary and Appointed Actuary such reports and regulatory returns of the Corporation as may be specified by law.

16.	Reviews matters within its mandate that are addressed in the regular examination and similar reports received from regulatory agencies including management’s responses and recommendations.

17.	Discusses the qualifications for and determines whether a member of the Committee is a financial expert and in conjunction with the Governance and Conduct Review Committee ensures the ongoing financial literacy of Committee members.

Other

18.	Performs such other duties and exercises such other powers as may, from time to time, be assigned to or vested in the Committee by the Board, and such other functions as may be required of an audit committee by law, regulations or applicable stock exchange rules.

Sun Life Financial Inc. | sunlife.com	45

ANNUAL INFORMATION FORM 2010

APPENDIX B – Policy Restricting the Use of External Auditors

Information and Purpose

This policy governs all proposals by the Corporation or any of its subsidiaries to engage, as a service provider, the Corporation’s external auditor or any of its affiliates, related businesses or associated persons as defined in the Sarbanes-Oxley Act of 2002 (“S-O Act”) (collectively referred to as the “External Auditor”).

Scope and Application

This Policy applies to SLF Canada, SLF U.S., SLF Asia, MFS, SLF U.K., Enterprise Services and the Corporate Office, including each of the operating subsidiaries, Business Units or other divisions within those Business Groups or Units. This Policy does not currently apply to the Corporation’s joint ventures.

Policy

The External Auditor will normally be engaged to provide audit and audit-related services, including advisory services related to the External Auditor’s audit and audit-related work such as advice pertaining to internal audit, tax, actuarial valuation, risk management, and regulatory and compliance matters, subject to the prohibitions contained in the S-O Act and in any other applicable laws, regulations or rules. The following principles should be applied when considering any engagement of the external auditor:

¡	An auditor cannot function in the role of management.

¡	An auditor cannot audit his or her own work.

¡	An auditor cannot serve in an advocacy role for his or her client.

Specific prohibitions are set out in Appendix I.

Each engagement of the External Auditor to provide services will require the approval in advance of the Audit Committees of Sun Life Financial Inc. and/or Sun Life Assurance Company of Canada, as applicable, and the audit committee of any affected subsidiary that is itself directly subject to the S-O Act. The Audit Committee may establish procedures regarding the approval process, which will be co-ordinated by the Corporation’s Senior Vice-President, Finance.

The Corporation and its subsidiaries will not employ or appoint as chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, appointed actuary or any equivalent position within the Corporation or subsidiary, any person who was employed by the External Auditor and who provided services to the Corporation or subsidiary at any time during the previous two years. In addition, the Corporation will not employ or appoint as a member of the board of directors any person who was employed by the External Auditor and who provided services to the Corporation at any time during the previous two years.

Personnel of the Corporation and its subsidiaries employed in the key financial reporting oversight roles described in Appendix B shall not use the External Auditor to prepare either their personal tax returns or those of their dependents.

The Corporation’s Senior Vice-President, Finance is responsible for the application and interpretation of this policy, and should be consulted in any case where there is uncertainty regarding whether a proposed service is, or is not, an audit or audit-related service. He/she will revise the Appendices as required, from time to time, to reflect changes in applicable laws, regulations, rules or management roles.

Appendix I – Prohibition on Services

The External Auditor is prohibited from providing the following services:

a)	bookkeeping or other services related to the accounting records or financial statements;

Sun Life Financial Inc. | sunlife.com	46

ANNUAL INFORMATION FORM 2010

b)	financial information systems design and implementation;

c)	appraisal or valuation services, fairness opinions, or contribution in-kind reports;

d)	actuarial services;

e)	internal audit outsourcing services;

f)	management functions or human resources;

g)	broker or dealer, investment adviser, or investment banking services;

h)	legal services and expert services unrelated to the audit;

i)	any service for which no fee is payable unless a specific result is obtained (contingent fees or commissions);

j)	any non-audit tax services that recommend the Corporation engage in confidential transactions or aggressive tax position transactions, as defined by the U.S. Public Company Accountability Oversight Board; and

k)	any other service that governing regulators or professional bodies determine to be impermissible.

Appendix II – Key Financial Reporting Oversight Roles

The incumbents in the following financial reporting oversight roles are not permitted to use the Corporation’s external auditors to prepare either their personal tax returns or those of their dependents:

¡	Chief Executive Officer

¡	Chief Operating Officer

¡	President

¡	Executive Vice-President and Chief Financial Officer

¡	Executive Vice-President Business Development and General Counsel

¡	Executive Vice-President, Actuarial and Risk Management

¡	Executive Vice-President and Chief Risk Officer

¡	Senior Vice-President and Chief Actuary

¡	Senior Vice-President and Chief Auditor

¡	Senior Vice-President, Finance

¡	Senior Vice-President, Tax

¡	Senior Vice-President, Treasurer

¡	Vice-President and Appointed Actuary

¡	Vice-President and Chief Accountant

¡	Vice-President, Strategic and Financial Planning

The comparable positions in subsidiaries are similarly prohibited from using the Corporation’s external auditors for either their own or their dependents’ personal tax returns.

Sun Life Financial Inc. | sunlife.com	47